Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Magnolia Bancorp, Inc. │Metairie, Louisiana

PROPOSED HOLDING COMPANY FOR:

Mutual Savings and Loan Association│ Metairie, Louisiana

Dated as of August 2, 2024

1311-A Dolley Madison Boulevard
Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

August 2, 2024

Boards of Directors

Magnolia Bancorp, Inc.

Mutual Savings and Loan Association

2900 Clearview Parkway

Metairie, Louisiana 70006

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Mutual Savings and Loan Association, Metairie, Louisiana (“Mutual Savings” or the “Bank”) adopted the plan of conversion on February 1, 2024, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and become a wholly-owned subsidiary of Magnolia Bancorp, Inc. (“Magnolia Bancorp” or the “Company”), a Louisiana corporation organized by Mutual Savings. Magnolia Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of Mutual Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Going forward, Magnolia Bancorp will own 100% of the Bank's stock, and the Bank will initially be Magnolia Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Magnolia Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 2, 2024

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Bank and the other parties engaged by Mutual Savings or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Bank and the Company, including the prospectus as filed with the FRB, the OCC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of audited financial information for the years ended December 31, 2019 through December 31, 2023 and a review of various unaudited information and internal financial reports through June 30, 2024. We have also conducted due diligence related discussions with Mutual Savings’ management; EisnerAmper LLP, Mutual Savings’ independent auditor; Silver, Freedman, Taff & Tiernan LLP, Mutual Savings’ conversion counsel; and Keefe, Bruyette & Woods, Inc., Mutual Savings’ financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Mutual Savings operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Mutual Savings and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Mutual Savings. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Mutual Savings’ financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Mutual Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Mutual Savings. The valuation considers Mutual Savings only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Boards of Directors

August 2, 2024

Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Mutual Savings intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 2, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $7,250,000 at the midpoint, equal to 725,000 shares offered at a per share value of $10.00. Pursuant to the conversion guidelines, the 15% offering range indicates a minimum value of $6,162,500 and a maximum value of $8,337,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 616,250 at the minimum and 833,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $9,588,130 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 958,813.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Mutual Savings immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

Boards of Directors

August 2, 2024

The valuation prepared by RP Financial, in accordance with applicable regulatory guidelines, was based on the financial condition and operations of Mutual Savings as of June 30, 2024, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Mutual Savings, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS
Magnolia Bancorp, Inc.
Mutual Savings and Loan Association
Metairie, Louisiana

DESCRIPTION	PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.6
Interest Rate Risk Management		I.9
Lending Activities and Strategy		I.10
Asset Quality		I.12
Funding Composition and Strategy		I.12
Legal Proceedings		I.13

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Local Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.7
Loan Composition		III.10
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS
Magnolia Bancorp, Inc.
Mutual Savings and Loan Association
Metairie, Louisiana

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1.	Financial Condition	IV.2
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.6
5.	Dividends	IV.7
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.8

A.	The Public Market	IV.9
B.	The New Issue Market	IV.13
C.	The Acquisition Market	IV.14

8.	Management	IV.16
9.	Effect of Government Regulation and Regulatory Reform	IV.16
Summary of Adjustments		IV.17
Valuation Approaches:		IV.17
1.	Price-to-Earnings ("P/E")	IV.18
2.	Price-to-Book ("P/B")	IV.20
3.	Price-to-Assets ("P/A")	IV.20
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.21

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
Magnolia Bancorp, Inc.
Mutual Savings and Loan Association
Metairie, Louisiana

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.7

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.8
2.3	Major Employers	II.9
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors – As of June 30, 2023	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.8
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.19

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. Overview and Financial Analysis

Introduction

Mutual Savings and Loan Association (“Mutual Savings” or the “Bank”), established in 1885, is a federally-chartered mutual savings and loan association headquartered in Metairie, Louisiana. The Bank serves the serves the New Orleans metropolitan area through the main office in Metairie (Jefferson Parish) and one branch office in Mandeville (St. Tammany Parish). A map of the Bank’s office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2024, the Bank had $35.5 million in assets, $20.0 million in deposits and total equity of $14.0 million, equal to 39.39% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On February 1, 2024, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and become a wholly-owned subsidiary of Magnolia Bancorp, Inc. ("Magnolia Bancorp" or the "Company"), a newly formed Louisiana corporation.

Magnolia Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of Mutual Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Mutual Savings and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Magnolia Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Strategic Overview

Mutual Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Mutual Savings’ operating strategy has been reflective of a traditional thrift operating strategy, in which lending has emphasized originating 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. Growth strategies are to continue to focus on 1-4 family lending, while also pursuing limited growth of commercial real estate and multi-family loans. To facilitate loan growth strategies, the Bank is seeking to hire locally-based lenders and supporting staff. The only investments held by the Bank consist of interest-bearing deposits held in other financial institutions. The Bank’s objective is to fund asset growth primarily through deposit growth, with an emphasis on increasing the concentration of lower costing core deposits.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings account deposits constitute the largest portion of the Bank’s deposit base. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings currently held by the Bank consist of FHLB advances.

Mutual Savings’ earnings base is largely dependent upon net interest income and operating expense levels. The Bank has been effective in preserving its net interest income to average assets ratio, which in part has been supported by its strong capital position and resulting relatively low level of interest-bearing liabilities funding assets. Indicative of the Bank’s traditional thrift operating strategy, revenues generated from sources of non-interest operating income have typically been a limited contributor to earnings. Operating expenses have generally been fairly stable, although due to asset shrinkage operating expense ratios as a percent of average assets have increased in recent years. In general, operating expenses to average assets ratios are viewed as being relatively high for a traditional thrift operating strategy, which in part can be attributable to the Bank’s small asset size and corresponding lack of leveraging of certain operating expenses that are inherent to operating a federally-insured financial institution. Loan loss provisions have not been a factor in the Bank’s earnings over the past five years, which has been supported by the absence of loan growth and a favorable credit quality history.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

The post-offering business plan of the Bank is expected to remain consistent with current strategic objectives. Specifically, Mutual Savings will continue to be an independent community-oriented financial institution with a commitment to lending in local markets with operations funded primarily by retail deposits. Growth strategies will continue to be implemented within the context of managing the Bank’s exposure to risk.

A key component of the Bank’s business plan is to complete a mutual-to-stock conversion offering. The Bank’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies. Additionally, in the near term, the stock conversion offering will serve to substantially increase regulatory capital and liquidity. Mutual Savings’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Mutual Savings’ funding costs. Additionally, Mutual Savings’ higher equity-to-assets ratio will also better position the Bank to pursue expansion opportunities. Such expansion would most likely occur through establishing loan production offices, establishing new branch offices and/or acquiring branch offices. At this time, the Bank has no specific plans for expansion.

The projected uses of proceeds are highlighted below.

o	Magnolia Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

o	Mutual Savings. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Mutual Savings’ operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-half years. From yearend 2019 through June 30, 2024, Mutual Savings’ assets decreased at a 6.92% annual rate. A decline in loans accounted for most of the decline in assets, which funded reductions in deposits and borrowings. A summary of Mutual Savings’ key operating ratios is presented in Exhibit I-3.

Mutual Savings’ loans receivable portfolio decreased at a 7.42% annual rate from yearend 2019 through June 30, 2024, in which loan shrinkage occurred throughout the period with the exception of 2022. A slightly faster pace of loan shrinkage relative to the decline in assets provided for a slight decrease in the loans-to-assets ratio from 90.92% at yearend 2019 to 88.76% at June 30, 2024. Mutual Savings’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 91.08% of total loans receivable consisted of 1-4 family loans at June 30, 2024.

Trends in the Bank’s loan portfolio composition over the past two and one-half years show that the concentration of 1-4 family permanent mortgage loans comprising total loans has been stable, equaling 91.48% of total loans at yearend 2022. As of June 30, 2024, lending diversification beyond 1-4 family permanent mortgage loans consisted of small balances of commercial real estate/multi-family loans (3.01% of total loans), home equity lines of credit (4.51% of total loans), other consumer loans (0.96% of total loans) and construction/land loans (0.43% of total loans).

The Bank did not hold any investment securities at June 30, 2024 and has not been active in purchasing investment securities during the past four and one-half years. Over the past two and one-half years, Mutual Savings’ investment holdings have been limited to maintaining interest-bearing deposits with other banks. Over the past five and one-half years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 5.45% at June 30, 2024 to a high of 25.31% at yearend 2021. As of June 30, 2024, the Bank held cash and cash equivalents of $1.6 million or 4.49% of assets and FHLB stock of $342,000 or 0.96% of assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Table 1.1
Mutual Savings and Loan Association
Historical Balance Sheet Data

													12/31/19-
													6/30/24
	At December 31,										At June 30,		Annual
	2019		2020		2021		2022		2023		2024		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$49,053	100.00%	$44,404	100.00%	$45,313	100.00%	$39,169	100.00%	$35,803	100.00%	$35,520	100.00%	-6.92%
Cash and cash equivalents	2,412	4.92%	4,311	9.71%	11,150	24.61%	3,603	9.20%	1,710	4.78%	1,595	4.49%	-8.78%
Investment securities	10	0.02%	8	0.02%	5	0.01%	-	0.00%	-	0.00%	-	0.00%	-100.00%
Loans receivable, net	44,598	90.92%	38,111	85.83%	32,121	70.89%	33,506	85.54%	31,981	89.32%	31,526	88.76%	-7.42%
FHLB stock	312	0.64%	315	0.71%	315	0.70%	318	0.81%	333	0.93%	342	0.96%	2.06%
Deposits	$32,393	66.04%	$29,121	65.58%	$30,823	68.02%	$24,779	63.26%	$20,856	58.25%	$20,027	56.38%	-10.13%
Borrowings	2,500	5.10%	1,000	2.25%	-	0.00%	-	0.00%	500	1.40%	850	2.39%	-21.32%

Equity	$13,453	27.43%	$13,689	30.83%	$13,936	30.75%	$13,930	35.56%	$14,016	39.15%	$13,992	39.39%	0.88%

Loans/Deposits		137.68%		130.87%		104.21%		135.22%		153.34%		157.42%

Number of Full Service Offices		2		2		2		2		2		2

(1) Ratios are as a percent of ending assets.

Sources: Mutual Savings' prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Over the past five and one-half years, Mutual Savings’ funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2019 through June 30, 2024, the Bank’s deposits decreased at an annual rate of 10.13%. Total deposits decreased in three out of the four past years and then also decreased slightly during the first half of 2024. Deposits as a percent of assets ranged from a low of 56.38% at June 30, 2024 to a high of 68.02% at yearend 2021. Transaction and savings account deposits comprised 50.78% of the Bank’s total deposits at June 30, 2024, with the remaining 49.22% of deposits consisting of certificates of deposit (“CDs”).

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. The Bank’s balance of borrowings ranged from a zero balance at year ends 2021 and 2022 to $2.5 million or 5.10% of assets at yearend 2019. As of June 30, 2024, borrowings equaled $850,000 or 2.39% of assets and consisted of short-term FHLB advances drawn on a line of credit. The Bank’s utilization of borrowings over the past five and one-half years has been limited to FHLB advances.

Since yearend 2019 through June 30, 2024, retention of earnings translated into an annual capital growth rate of 0.88% for the Bank. Capital growth combined with a decrease in assets provided an increase in Mutual Savings’ equity-to-assets ratio from 27.43% at yearend 2019 to 39.39% at June 30, 2024. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2024. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Bank’s pro forma capital position, Mutual Savings’ ROE will initially remain depressed following its stock conversion.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years and for the twelve months ended June 30, 2024. The Bank’s reported earnings over the past five and one-half years ranged from a net loss of $6,000 or 0.01% of average assets during 2022 to net income of $237,000 or 0.51% of average assets during 2020. For the twelve months ended June 30, 2024, the Bank reported a net loss of $2,000 or 0.01% of average assets. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank are largely derived from rental income and service charges, which have been a limited contributor to the Bank’s earnings. Loan loss provisions and non-operating gains and losses have not been a factor in the Bank’s earnings over the past five and one-half years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

Table 1.2

Mutual Savings and Loan Association

Historical Income Statements

For the Year Ended December 31,	For the 12 Months
2019	2020	2021	2022	2023	Ended 6/30/2024
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$2,000	4.00%	$1,698	3.65%	$1,371	3.03%	$1,419	3.22%	$1,483	3.94%	$1,458	4.01%
Interest expense	(549)	-1.10%	(239)	-0.51%	(61)	-0.13%	(54)	-0.12%	(160)	-0.43%	(309)	-0.85%
Net interest income	$1,451	2.90%	$1,459	3.14%	$1,310	2.89%	$1,365	3.10%	$1,323	3.52%	$1,149	3.16%
Provision for loan losses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Net interest income after provisions	$1,451	2.90%	$1,459	3.14%	$1,310	2.89%	$1,365	3.10%	$1,323	3.52%	$1,149	3.16%

Non-interest operating income	$62	0.12%	$62	0.13%	$47	0.10%	$60	0.14%	$37	0.10%	$36	0.10%
Operating expense	(1,246)	-2.49%	(1,221)	-2.63%	(1,175)	-2.59%	(1,434)	-3.26%	(1,251)	-3.32%	(1,189)	-3.27%
Net operating income	$267	0.53%	$300	0.65%	$182	0.40%	$(9)	-0.02%	$109	0.29%	$(4)	-0.01%

Net income before tax	$267	0.53%	$300	0.65%	$182	0.40%	$(9)	-0.02%	$109	0.29%	$(4)	-0.01%
Income tax provision	(57)	-0.11%	(63)	-0.14%	(37)	-0.08%	3	0.01%	(23)	-0.06%	2	0.01%
Net income (loss)	$210	0.42%	$237	0.51%	$145	0.32%	$(6)	-0.01%	$86	0.23%	$(2)	-0.01%

Adjusted Earnings
Net income	$210	0.42%	$237	0.51%	$145	0.32%	$(6)	-0.01%	$86	0.23%	$(2)	-0.01%
Add(Deduct): Non-operating income	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Tax effect (2)	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Adjusted earnings	$210	0.42%	$237	0.51%	$145	0.32%	$(6)	-0.01%	$86	0.23%	$(2)	-0.01%

Expense Coverage Ratio (3)	1.16	x	1.19	x	1.12	x	0.95	x	1.06	x	0.97	x
Efficiency Ratio (4)	82.45%	80.43%	86.62%	100.62%	91.71%	100.31%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 21.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Mutual Savings' prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Over the past five and one-half years, the Bank’s net interest income to average assets ratio ranged from a low of 2.89% during 2021 to a high of 3.52% during 2023 and for the twelve months ended June 30, 2024 equaled 3.16%. The increase in the Bank’s net interest income ratio during 2022 and 2023 was driven by an increase in the interest income ratio, which was facilitated by a higher yield earned on interest-earning assets. Partially offsetting the increase in the interest income ratio was an increase in the interest expense ratio, which was due to higher funding costs. However, the impact of higher funding costs on the Bank’s interest expense ratio was somewhat negated by the increase in the Bank’s equity-to-assets ratio and resulting higher level of interest-free capital funding assets. Comparatively, the decrease in the net interest income ratio during the twelve months ended June 30, 20204 was due to interest rate spread compression resulting from a more significant increase in funding costs relative to the increase in yield earned on interest-earning assets. The Bank’s net interest rate spreads and yields and costs for the past two and one-half years are set forth in Exhibits I-3 and I-4.

Non-interest operating income has been a limited contributor to the Bank’s earnings over the past five and one-half years, reflecting the Bank’s traditional thrift operating strategy and limited diversification into products and services that generate non-interest operating revenues. Over the past five and one-half years, non-interest operating income ranged from a low of $36,000 or 0.10% of average assets for the twelve months ended June 30, 2024 to a high of $62,000 or 0.13% of average assets in 2020. Rental income generated through renting out a portion of the parking lot at the Bank’s main office has generally constituted the largest source of non-interest operating income for Mutual Saving and accounted for $22,000 or 61% of the Bank’s non-interest operating income during the twelve months ended June 30, 2024.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of $1.2 million or 2.59% of average assets during 2021 to a high of $1.4 million or 3.36% of average assets during 2022 and equaled $1.2 million or 3.27% of average assets during the twelve months ended June 30, 2024. The higher operating expenses for 2022 included expenses related to the reconciliation of cash held in the Bank’s vault and the conversion of the Bank’s data processing systems, which resulted in losses of $73,000 and $35,000, respectively. Further upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Overall, the general trends in the Bank’s net interest income and operating expense ratios over the past five and one-half years reflect a decrease in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Mutual Savings’ expense coverage ratio decreased from 1.16 times during 2019 to 0.97 times during the twelve months ended June 30, 2024. The decrease in the expense coverage ratio was attributable to an increase in the operating expense ratio, which was partially offset by an increase in the net interest income ratio. Similarly, Mutual Savings’ efficiency ratio (operating expenses as a percent of the sum of net interest income plus non-interest operating income) trended less favorably from 82.45% during 2019 to 100.31% during the twelve months ended June 30, 20243. An increase in the operating expense ratio and a decrease in ratio of non-interest operating income ratio accounted for the increase in the Bank’s efficiency ratio, which was partially offset by an increase in the net interest income ratio.

During the period covered in Table 1.2, no loan loss provisions were recorded by the Bank. As of June 30, 2024, the Bank maintained valuation allowances of $200,000, equal to 0.63% of total loans and 588.24% of non-performing loans. As of June 30, 2024, non-performing loans totaled 34,000 or 0.11% of total loans. Exhibit I-5 sets forth the Bank’s loan loss allowance activity during the past two and one-half years.

Over the past five and one-half years, the Bank’s effective tax rate ranged from a tax benefit of 50.00% during the twelve months ended June 30, 2024 to 21.35% during 2019. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 21.0%.

Interest Rate Risk Management

The Bank’s balance sheet is currently liability-sensitive. As interest rates increased with the Federal Reserve initiating a series of interest rate hikes beginning in the first quarter of 2022, the Bank has experienced some interest spread compression during the past one and one-half years due to a more significant increase in the cost of interest-bearing liabilities relative to the increase in the average yield earned on interest-earning assets. The Bank’s interest rate risk analysis indicated that as of June 30, 2024, in the event of a 200 basis point immediate and sustained increase in interest rates, the Bank’s economic value of equity would decline by 17.72% and net interest income would decrease by 7.35% for the twelve months ended June 30, 2024. (see Exhibit I-6).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Management of the Bank’s interest rate risk is facilitated by maintenance of a strong capital position and resulting favorable IEA/IBL ratio, which serves to somewhat offset the interest rate risk associated with the Bank’s high concentration of fixed rate loans. As of June 30, 2024, of the Bank’s total loans due after June 30, 2025, fixed rate loans comprised 98.99% of those loans (see Exhibit I-7). Most of the Bank’s 1-4 family loan portfolio consists of mortgages with bi-weekly payment terms, thereby shortening the overall duration of the portfolio. Other strategies pursued in support of managing the Bank’s interest rate risk include maintaining an adequate level of liquidity and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings accounts comprised 50.78% of the Bank’s total deposits at June 30, 2024. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Mutual Savings’ lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the major portion of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has consisted primarily of residential construction loans and, to a lesser extent, home equity lines of credit and consumer loans. The Bank’s loan portfolio also includes small balances of commercial real estate and multi-family loans, which have not been active areas of lending over the past two and one-half years. Pursuant to the Bank’s strategic plan, the Bank’s lending activities will continue to focus on origination of 1-4 family mortgage loans and residential construction loans, with lending diversification targeting growth of commercial real estate and multi-family loans. Exhibit I-8 provides historical detail of Mutual Savings’ loan portfolio composition over the past two and one-half years and Exhibit I-9 provides the contractual maturity of the Bank’s loan portfolio by loan type as of June 30, 2024.

1-4 Family Residential Loans. Mutual Savings offers fixed rate 1-4 family permanent mortgage loans with terms of up to 30 years and with either bi-weekly or monthly payment schedules. Loan originations are generally underwritten to secondary market guidelines and are retained for investment by the Bank. Loans on investment properties are generally made for 10-year or 15-year terms with a loan-to-value (“LTV”) ratio of up to 70%. As of June 30, 2024, the Bank’s outstanding balance of 1-4 residential mortgage loans totaled $29.5 million or 93.3% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Construction and Land Loans. Construction loans originated by the Bank consist primarily of loans to individuals for the construction of their primary residences. The Bank also originates residential construction loans for investment properties that will be rented out by the borrower. Residential construction loans are originated as interest-only loans during the construction phase. Once construction is complete, the loan converts to a permanent mortgage loans. Construction loans are generally originated up to a maximum LTV ratio of 80% of the estimated appraised market value upon completion of the projection. Land loans are generally secured by lots that will be used for residential development. As of June 30, 2024, Mutual Savings had no construction loans outstanding and $137,000 of outstanding land loans equal to 0.43% of total loans outstanding.

Home Equity Lines of Credit. Home equity lines of credit are generally originated for terms of up to 20 years with a 10-year draw period followed by a 10-year payback period. Home equity lines of credit are indexed to the prime rate as published in The Wall Street Journal. The Bank will originate home equity lines of credit up to a maximum LTV ratio of 75%, inclusive of other liens on the property, and 70% of the outstanding balance of the first mortgage if applicable. The line of credit will only be recorded in a second position if Mutual Savings holds the first mortgage. As of June 30, 2024, the Bank’s outstanding balance of home equity lines of credit totaled $732,000 equal to 2.3% of total loans outstanding.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans have not been an active lending area for the Bank over the past two and one-half years. Commercial real estate and multi-family loans originated by the Bank are secured by local properties and are primarily underwritten based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. As of June 30, 2024, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $952,000 or 3.01% of total loans outstanding and consisted of $657,000 of commercial real estate loans and $295,000 of multi-family loans.

Consumer Loans. Consumer lending has been a fairly limited area of lending diversification for the Bank, with such loans consisting entirely of share loans. Share loans are loans fully secured by a deposit account at Mutual Savings, with the maximum loan amount equal to 90% of the account balance. As of June 30, 2024, the Bank held $304,000 of share loans equal to 0.96% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Exhibit I-10 provides a summary of the Bank’s lending activities over the past two and one-half years. Total loans originated decreased from $7.4 million in 2022 to $2.9 million in 2023. For the six months ended June 30, 2024 loan originations totaled $1.5 million, versus total originations of $1.7 million for the six months ended June 30, 2023. The decrease in loans originated during 2023 was primarily related to a decrease in 1-4 family loan originations, followed by lower lending volumes for construction loans and share loans. A reduction in construction loan originations accounted for most of the decline in loan originations during the six months ended June 30, 2024, followed by a decline in 1-4 family loan originations. Mutual Savings did not purchase or sell any loans over the past two and one-half years.

Asset Quality

Over the past two and one-half years, Mutual Savings’ balance of non-performing assets remained at $34,000 and consisted of non-accruing land loans. As shown in Exhibit I-11, the $34,000 balance of non-performing assets at June 30, 2024 equaled 0.10% of assets and 0.11% of loans.

To track the Bank’s asset quality and the adequacy of valuation allowances, the Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2024, the Bank maintained loan loss allowances of $200,000, equal to 0.63% of total loans outstanding and 588.24% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at June 30, 2024 deposits accounted for 95.93% of Mutual Savings’ combined balance of deposits and borrowings. Exhibit I-12 sets forth the Bank’s deposit composition for the past two and one-half years. Transaction and savings account deposits constituted 50.78% of total deposits at June 30, 2024, as compared to 50.70% of total deposits at December 31, 2022. As of June 30, 2024, checking accounts comprised the largest concentration of the Bank’s core deposits equaling 76.87% of transaction and savings account deposits.

The balance of the Bank’s deposits consists of CDs, which equaled 49.22% of total deposits at June 30, 2024 compared to 49.30% of total deposits at December 31, 2022. Mutual Savings’ current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $9.9 million at June 30, 2024 and $8.9 million or 90.72% of the CDs were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Bank’s CDs as of June 30, 2024. As of June 30, 2024, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $8.0 million or 80.69% of total CDs. The Bank did not hold any brokered CDs at June 30, 2024.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. FHLB advances have been the only source of borrowings utilized by the Bank over the past five and one-half years. The Bank has a line of credit with the FHLB through which advances are drawn, which are secured by a blanket-floating lien on first mortgage loans. At June 30, 2024, the total available line of credit was $13.3 million, of which the Bank had $850,000 in outstanding advances with a weighted average interest rate of 5.58%. Exhibit I-14 provides further detail of the Bank’s borrowings activities during the past two and one-half years.

Legal Proceedings

Mutual Savings is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition or results of operations.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Mutual Savings serves the New Orleans metropolitan area through the main office in Metairie (Jefferson Parish) and one branch office in Mandeville (St. Tammany Parish). Exhibit II-1 provides information on the Bank’s office properties.

With operations in a major metropolitan area, Mutual Savings’ competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. While oil-related businesses continue to be an integral component of the New Orleans economy, the primary market area economy is fairly diversified with energy, advanced manufacturing, international trade, healthcare and tourism constituting the basis of the primary market area economy.

Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

National Economic Factors

In assessing national economic trends over the past few quarters, manufacturing and service sector activity both slowed in October 2023, with respective readings of 46.7 and 51.8. The pace of hiring also slowed in October, as U.S. employers added 150,000 jobs in October and the October unemployment rate increased to 3.9%. October retail sales were down 0.1%. High interest rates and home prices translated into existing home sales declining by 4.1% in October and October new home sales declined by 5.6%. November manufacturing activity was unchanged with an index reading of 46.7, while November service sector activity accelerated to an index reading of 52.7. The U.S. economy added 199,000 jobs in November and the November unemployment rate ticked down to 3.7%. November retail sales increased 0.3%. After five months of declining sales, existing home sales increased 0.8% in November. Comparatively, November new home sales showed a decline of 12.2%. Manufacturing activity contracted for a 14th consecutive month in December, with an index reading of 47.4, while December service sector activity slowed to an index reading of 50.5. U.S. employers added 216,000 jobs in December and the national unemployment rate for December remained at 3.7%. Retail sales for December came in stronger-than-expected, with an increase of 0.6%. December existing home sales fell 1.0%, versus an 8.0% increase in December new home sales. Fourth quarter GDP grew at an annual rate of 3.3% (subsequently revised up to 3.4%) and for all of 2023 GDP growth was 3.1%.

RP® Financial, LC.	MARKET AREA II.2

January 2024 manufacturing activity picked up to an index reading of 49.1, which was the 15th consecutive month of contracted activity. Service sector activity for January also accelerated, with an index reading of 53.4. The U.S. economy added 353,000 jobs in January, which was more than expected, and the January unemployment rate held steady at 3.7%. Retail sales for January came in below expectations, with a decline of 0.8%. Home sales activity for January showed a 3.1% increase in existing home sales and a 1.5% increase in new home sales. Manufacturing and service sector activity were lower in February, with respective readings of 47.8 and 52.6. February’s employment report reflected job growth of 275,000 and an increase in the unemployment rate to 3.9%. Retail sales were up 0.6% in February. Existing home sales for February surged 9.5%, which was the first time in more than two years sales increased for two consecutive months. Comparatively, February new home sales edged down 0.3%. Manufacturing activity for March accelerated to an index reading of 50.3, while March service sector activity expanded at a slower rate with an index reading of 51.4. March job growth came in stronger-than-expected with 303,000 jobs added and the March unemployment rate edged down to 3.8%. Retail sales for March increased 0.7%. Existing home sales declined 4.3% in March, which was the largest monthly decline since November 2022 as higher mortgage rates weakened demand. Conversely, a persistent shortage of previously owned homes contributed to March new home sales rebounding to a six-month high, increasing 8.8% from new home sales in February. First quarter GDP increased at a 1.6% annualized rate (subsequently revised down to 1.4%), which was lower than forecasted.

Activity in both the manufacturing and service sectors contracted in April 2024, with respective readings of 49.2 and 49.4. Job growth cooled in April, as the U.S. economy added 175,000 jobs and the April unemployment rate increased to 3.9%. Flat retail sales for April further signaled a slowing pace of economic activity. Existing and new home sales for April showed respective declines of 1.9% and 4.7%, as high mortgage rates and home prices continued to stall the market for home buyers. Manufacturing sector activity contracted in May with an index reading of 48.7, versus service sector activity for May accelerating with an index reading of 53.8. Job growth was stronger than expected in May with the U.S. economy adding 2272,000 jobs in May, while the U.S. unemployment rate for May ticked up to 4.0%. May existing home sales showed another decline of 0.7%, while new home sales for May showed a more significant decline of 11.3%. Manufacturing activity contracted for a third straight month in June with an index reading of 48.5. Likewise, June service sector activity contracted with an index reading of 48.8. June’s employment report showed solid job growth with the U.S. economy adding 206,000 jobs, although an increase in the national unemployment rate to 4.1% provided an indication that the labor market was gradually slowing down. Retail sales for June were flat. Existing and new home sales for June showed respective declines of 5.4% and 0,6%, as higher mortgage rates and prices depressed sales. Second quarter GDP increased at a 2.8% annualized rate.

RP® Financial, LC.	MARKET AREA II.3

July 2024 manufacturing activity contracted for a fourth consecutive month with an index reading of 46.8, while service sector activity for July rebounded to an index reading of 51.4. Job growth slowed in July, as the U.S. economy added 114,000 jobs and the unemployment rate increased to 4.3%.

In terms of interest rates trends over the past few quarters, after the 10-year Treasury yield reached a 16-year high at the end of the third quarter of 2023, September’s employment report showing stronger-than-expected job growth served to intensify the selloff in Treasury bonds during the first week of October with the 10-year Treasury yield reaching a high of 4.80%. Long-term Treasury yields declined heading into mid-October, as the threat of a broader conflict in the Middle East drove investors to safe-haven assets. A surprisingly strong retail sales report for September translated into Treasury yields spiking higher going into the second half of October, with the 10-year Treasury yield hitting 5% before pulling back slightly in late-October. The Federal Reserve voted to leave rates unchanged at the conclusion of its policy meeting on November 1st, which along with the October employment report showing a slowdown in job growth sustained the rally in Treasury bonds through the beginning of November. Long-term Treasury yields edged higher going in mid-November and then declined in the second half of November, as the slower pace of inflation indicated by the 3.2% increase in the October CPI sparked a rally in Treasury bonds. Comments by the Federal Reserve Chairman signaling that the Federal Reserve was likely done raising interest rates helped to sustain the rally in Treasury bonds through the beginning of December. The Federal Reserve concluded its mid-December meeting by holding its benchmark federal funds rate steady, as slowing inflation prompted the Federal Reserve to pivot away from raising rates and towards considering when to cut them. The 10-year Treasury yield dipped below 4.0% following the Federal Reserve’s meeting and remained slightly below 4.0% through the end of 2023.

RP® Financial, LC.	MARKET AREA II.4

December 2023 data showing stronger-than-expected job growth and a slight increase in the CPI translated into the 10-year Treasury yield lingering around 4.0% through the first half of January 2024. Long-term Treasury yields continued to trend slightly higher during the second half of January, as investors reacted to reports showing higher than expected increases for December retail sales and fourth quarter GDP. The 10-yeaer Treasury dipped below 4.0% at conclusion of the Federal Reserve’s end of January policy meeting, in which the Federal Reserve held its benchmark federal funds rate steady and hinted a rate hike was not imminent. January’s employment report showing stronger-than-expected job growth translated into the 10-year Treasury yield spiking back above 4.0% in early-February. The 10-year Treasury yield moved above 4.30% in mid-February, as a 3.1% increase in January’s CPI over the prior year was more than expected. Long-term Treasury yields retreated slightly in the first half March and then edged higher in mid-March, with a year-over-year 3.2% increase in February’s CPI signaling that inflation remained persistent. The Federal Reserve concluded its March meeting by keeping the federal funds benchmark rate in the 5.25% to 5.5% range and reaffirmed projections to cut interest rates three times in 2024. The 10-year Treasury yield edged lower following the Federal Reserve’s policy meeting to equal 4.20% at the end of March.

Treasury yields started out the second quarter of 2024 trending higher, as investors pulled back on expectations that the Federal Reserve would cut rates multiple times in 2024 in view of data showing a resilient economy and a 3.5% increase in the March CPI indicating hotter-than-expected inflation With the Federal Reserve Chairman signaling that rate cuts may not occur in 2024 due to stronger-than-anticipated inflation, the 10-year Treasury yield hit a five-month high of 4.66% in mid-April and then stabilized through the balance of April. The Federal Reserve concluded its policy meeting on May 1st by holding the benchmark federal funds rate steady and indicated it was more likely to keep interest rates at their current level for longer than to raise them again, which translated into long-term Treasury yields pulling back at the beginning of May. Milder inflation indicated by a 3.4% increase in the April CPI, along with signs of a cooling economy, served to push long-term Treasury yields lower through mid-May. Long-term Treasury yields edged higher in the second half of May, as minutes from the Federal Reserve’s most recent policy meeting reflected concerns about persistent inflation which cast more doubts on when the Federal Reserve might cut interest rates. Signs of cooling inflation, including May’s CPI showing a 3.3% increase from a year ago and no change from April, facilitated a decline in long-term Treasury yields during the first half of June. Long-term Treasury yields stabilized in the second half of June following the Federal Reserve’s policy meeting, in which the Federal Reserve held its benchmark rate steady and indicated there would be no more than two rate cuts in 2024.

RP® Financial, LC.	MARKET AREA II.5

An increase in the June unemployment rate translated into long-term Treasury yields edging lower in early-July 2024. Signs of cooling inflation, such as June’s CPI showing a 3.0% increase from a year ago and a 0.1% decline from May, helped to sustain the downward trend in long-term Treausry yields through mid-July. Long-term Treasury yields stabilized going into late-July and then edged lower in the last week of July. The Federal Reserve concluded its end of July policy meeting holding its benchmark rate steady, while signaling the possibility of an interest rate cut at their September meeting that would be facilitated by continued progress in fighting inflation. Treasury yields tumbled at the beginning of August on worries of an economic slowdown, as investors reacted to employment and manufacturing data showing a weakening economy. As of August 2, 2024, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.33% and 3.80%, respectively, versus comparable year ago yields of 5.36% and 4.08%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2024, GDP was projected to increase 1.7% in 2024 and then increase to 1.9% annual growth in 2025. The U.S. unemployment rate was forecasted to equal 4.2% in December 2024 and then increase slightly to 4.3% in June 2025. An average of 131,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 4.92% in December 2024 and then decrease to 4.27% in June 2025. On average, the economists forecasted that the 10-year Treasury yield would equal 4.12% in December 2024 and then decrease to 3.98% in June 2025.

The July 2024 mortgage finance forecast from the Mortgage Bankers Bank (the “MBA”) was for 2024 existing home sales to increase by 3.1% from 2023 sales, while 2024 new home sales were forecasted to increase by 6.0% from sales in 2023. The 2024 median sale prices for existing and new homes were forecasted to increase 3.8% and decrease 1.1%, respectively. Total mortgage production was forecasted to increase in 2024 to $1.777 trillion, compared to $1.639 trillion in 2023. The forecasted increase in 2024 originations was based on a 1.6% increase in purchase volume and a 37.3% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.346 trillion in 2024, versus refinancing volume totaling $431 billion. Housing starts for 2024 were projected to decrease by 3.4% to total 1.373 million.

RP® Financial, LC.	MARKET AREA II.6

Market Area Demographics

Key demographic and economic indicators for the Bank’s market area include population, number of households and household/per capita income levels. Demographic data for Jefferson Parish and St. Tammany Parish, as well as comparative data for Louisiana and the U.S., is provided in Table 2.1.

Jefferson Parish, where the Bank maintains its main office, had a 2024 population of 423,000 and St. Tammany Parish, where the Bank maintains a branch office, had a 2024 population of 278,000. From 2019 to 2024, Jefferson Parish’s population decreased at an annual rate of 0.8% and St. Tammany Parish’s population increased at a 1.2% annual rate. Comparatively, over the past five years, Louisiana’s population decreased at a 0.5% annual rate, versus a 0.4% annual growth rate for the U.S.

For the 2019 to 2024 period, Jefferson Parish experienced a 0.2% annual decrease in households, versus a 1.7% annual increase in households for St. Tammany Parish, a 0.1% annual decrease in households for Louisiana and a 0.6% annual increase in households for the U.S. Projected five-year population and household annual growth rates for Jefferson Parish showed further declines in population and households, while growth trends for St. Tammany Parish are projected to remain positive but at slightly growth rates. Comparatively, Louisiana’s population is projected to decrease slightly and households are projected to remain flat over the next five years, with projected 5-year growth rates for the U.S. showing slightly stronger population growth and slightly lower household growth.

Income measures show that St. Tammany Parish is a relatively affluent market, with median household and per capita income measures exceeding the comparable Jefferson Parish and Louisiana measures. Comparatively, Jefferson Parish’s median household and per capita income measures were slightly above the comparable Louisiana measures. Household and per capita income measures for the U.S. were above the comparable measures for Louisiana and both of the primary market area parishes. Projected income growth rates for Jefferson Parish were slightly less than the comparable projected growth rates for Louisiana and the U.S, while exceeding the projected income growth rates for St. Tammany Parish. Household income distribution measures provide another indication of the relative affluence of St. Tammany Parish. St. Tammany Parish maintained a relatively high percentage of households with incomes above $100,000 at 35.0%, which exceeded the comparable ratios of 27.9% and 28.1% for Jefferson Parish and Louisiana, respectively. Age distribution measures reflect that Jefferson Parish and St Tammany Parish have slightly older populations relative to the Louisiana and U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA II.7

Table 2.1
Mutual Savings and Loan Association
Summary Demographic Data

	Year			Growth Rate
	2019	2024	2029	2019-2024	2024-2029
				(%)	(%)
Population (000)
USA	329,236	336,157	344,210	0.4%	0.5%
Louisiana	4,703	4,584	4,570	-0.5%	-0.1%
Jefferson, LA	440	423	412	-0.8%	-0.5%
Saint Tammany, LA	261	278	292	1.2%	1.0%

Households (000)
USA	125,019	129,079	132,564	0.6%	0.5%
Louisiana	1,821	1,815	1,819	-0.1%	0.0%
Jefferson, LA	174	172	169	-0.2%	-0.4%
Saint Tammany, LA	100	108	115	1.7%	1.1%

Median Household Income ($)
USA	63,174	75,874	83,550	3.7%	1.9%
Louisiana	47,871	58,060	62,725	3.9%	1.6%
Jefferson, LA	52,831	61,009	64,629	2.9%	1.2%
Saint Tammany, LA	67,100	72,244	75,267	1.5%	0.8%

Per Capita Income ($)
USA	34,902	42,767	46,926	4.1%	1.9%
Louisiana	34,902	34,344	37,529	-0.3%	1.8%
Jefferson, LA	34,902	34,681	37,335	-0.1%	1.5%
Saint Tammany, LA	34,902	41,412	43,735	3.5%	1.1%

2024 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.2	26.6	24.9	18.5	12.7
Louisiana	18.5	26.5	24.5	18.3	12.2
Jefferson, LA	17.7	24.6	25.1	19.2	13.4
Saint Tammany, LA	17.8	23.6	24.9	19.8	13.8

	Less Than	$25,000 to	$50,000 to
2024 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	15.7	18.1	28.4	37.9
Louisiana	23.4	21.6	27.0	28.1
Jefferson, LA	20.3	22.0	29.7	27.9
Saint Tammany, LA	16.1	18.2	30.7	35.0

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.8

Local Economy

Table 2.2 provides an overview of employment by sector in the state of Louisiana, as well as for the primary market area parishes. The local economy is somewhat diversified, with services, education/healthcare/social services and wholesale/retail trade serving as the basis of the local economy. Both parishes also maintain a relatively high concentration of construction jobs.

Table 2.2
Mutual Savings and Loan Association
Primary Market Area Employment Sectors
(Percent of Labor Force)

		Jefferson	Saint Tammany
Employment Sector	Louisiana	Parish	Parish
	(%)	(%)	(%)
Services	24.4%	27.9%	26.8%
Education,Healthcare, Soc. Serv.	25.2%	22.3%	24.3%
Government	5.6%	5.2%	5.6%
Wholesale/Retail Trade	13.9%	14.3%	15.9%
Finance/Insurance/Real Estate	5.2%	6.0%	6.8%
Manufacturing	9.6%	6.2%	6.8%
Construction	8.0%	9.8%	7.2%
Information	1.3%	1.0%	1.8%
Transportation/Utility	5.7%	7.0%	4.3%
Agriculture	1.0%	0.3%	0.3%
	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

Table 2.3, which lists the largest employers in Jefferson Parish, further reveals the economic makeup of the Bank’s market area. Jefferson Parish’s largest and second largest employers provide jobs in the healthcare and government sectors, respectively, thereby, facilitating a degree of economic stability to the Jefferson Parish economy.

RP® Financial, LC.	MARKET AREA II.9

Table 2.3
Jefferson Parish
Major Employers

Company/Organization	Industry	Employees
Ochner Health Foundation, LLC	Healthcare	27,667
Jefferson Parish Government	Government	2,818
Bernhard MMC, LLC	Engineering Services	2,367
ACME Truck Line, Inc.	Transportation	2,100
Laitram, LLC	Manufacturing	1,557
Cornerstone Chemical Company	Manufacturing	800
Audubon Engineering Company, LLC	Engineering Services	769
Treasure Chest Casino, LLC	Casino/Hospitality	700
Ochsner Medical Center, Kenner, LLC	Health Care	689
Blessey Marine Service, Inc.	Transportation	620

Source: Jefferson Parish Economic Development Profile, 2023.

Unemployment Trends

Comparative unemployment rates for Jefferson and St. Tammany Parishes, as well as for Louisiana and the U.S., are shown in Table 2.4. The May 2024 unemployment rates for Jefferson and St. Tammany Parishes both equaled 3.3%, which were slightly lower than the comparable unemployment rates of 3.6% for Louisiana and 3.7% for the U.S. Consistent with the U.S. trend, the May 2024 unemployment rate for St. Tammany Parish was slightly higher compared to a year ago. Comparatively, May 2024 unemployment rates for Jefferson Paris and Louisiana were down slightly and unchanged from their respective year ago unemployment rates.

Table 2.4
Mutual Savings and Loan Association
Unemployment Trends

	Unemployment Rate		Net
Region	May 2023	May 2024	Change
USA	3.4%	3.7%	0.3%
Louisiana	3.6%	3.6%	0.0%
Jefferson, LA	3.4%	3.3%	-0.1%
Saint Tammany, LA	3.1%	3.3%	0.2%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.10

Market Area Deposit Characteristics and Competition

The Bank’s deposit base is closely tied to the economic fortunes of Jefferson Parish and St. Tammany Parish and, in particular, the areas of those parishes that are nearby to Mutual Savings’ office locations. Table 2.5 displays deposit market trends from June 30, 2018 through June 30, 2023 for Mutual Savings, as well as for all commercial bank and savings institution branches located in those two parishes and the state of Louisiana. Consistent with the state of Louisiana, commercial banks maintained a significantly larger market share of deposits than savings institutions in the Bank’s primary market area parishes. For the five year period covered in Table 2.5, savings institutions experienced slight declines in deposit market share in both Jefferson Parish and St. Tammany Parish, versus a slight increase in deposit market share statewide. Overall, from June 30, 2018 to June 30, 2023, bank and thrift deposits increased at annual rates of 6.4% and 5.2% in Jefferson Parish and St. Tammany Parish, respectively.

Table 2.5
Mutual Savings and Loan Association
Deposit Summary

	As of June 30,
	2018			2023			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2018-2023
	(Dollars in Thousands)						(%)
Louisiana	$103,515,028	100.0%	1,471	$136,126,952	100.0%	1,330	5.6%
Commercial Banks	$99,923,595	96.5%	1,383	$131,290,556	96.4%	1,240	5.6%
Savings Institutions	$3,591,433	3.5%	88	$4,836,396	3.6%	90	6.1%

Jefferson Parish	$10,749,784	100.0%	111	$14,631,238	100.0%	99	6.4%
Commercial Banks	$10,061,231	93.6%	95	$13,834,169	94.6%	84	6.6%
Savings Institutions	$688,553	6.4%	16	$797,069	5.4%	15	3.0%
Mutual S&LA	$33,589	0.3%	1	$15,233	0.1%	1	-14.6%

Saint Tammany Parish	$5,888,575	100.0%	86	$7,576,199	100.0%	78	5.2%
Commercial Banks	$5,633,838	95.7%	75	$7,260,228	95.8%	68	5.2%
Savings Institutions	$254,737	4.3%	11	$315,971	4.2%	10	4.4%
Mutual S&LA	$257	0.0%	1	$7,873	0.1%	1	98.3%

Source: FDIC.

The Bank maintains its largest balance of deposits in Jefferson Parish, where the Bank maintains its main office. Based on June 30, 2023 deposit data, Mutual Savings’ $15.2 million of deposits provided for a 0.1% market share of bank and thrift deposits in Jefferson Parish. As of June 30, 2023, the Bank maintained $7.9 million of deposits at its St. Tammany Parish branch for a deposit market share of 0.1%. During the five year period covered in Table 2.5, Mutual Savings’ deposit market share decreased in Jefferson Parish and increased in St. Tammany Parish.

RP® Financial, LC.	MARKET AREA II.11

As implied by the Bank’s very low market share of deposits, competition among financial institutions in the market area is significant. Financial institution competitors in the primary market area include other locally-based thrifts and banks, as well as regional, super-regional and money center banks. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Bank’s largest competitors in the market area parishes, based on deposit market share as noted parenthetically.

Table 2.6
Mutual Savings and Loan Association
Market Area Deposit Competitors - As of June 30, 2023

		Market
Location	Name	Share	Rank
		(%)
Jefferson Parish	Hancock Whitney Corp. (MS)	21.53%
	JPMorgan Chase & Co. (NY)	17.24%
	Capital One Financial Corp. (VA)	14.13%
	Regions Financial Corp. (AL)	12.27%
	CB&T Holding Corp. (LA)	7.22%
	Mutual S&L Association (LA)	0.10%	23 of 24

Saint Tammany Parish	Hancock Whitney Corp. (MS)	22.06%
	JPMorgan Chase & Co. (NY)	18.04%
	Capital One Financial Corp. (VA)	12.71%
	Regions Financial Corp. (AL)	9.20%
	Resource Bankshares Inc. (LA)	8.32%
	Mutual S&L Association (LA)	0.10%	25 of 27

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Mutual Savings’ operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Mutual Savings is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Mutual Savings, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 42 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Mutual Savings will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. In the selection process for Mutual Savings’ Peer Group, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Southwest, Southeast and Midwest institutions with assets less than $1.0 billion and tangible equity-to-assets ratios of greater than 7.0%. Nine companies met the criteria for Screen #1 and six were included in the Peer Group: 1895 Bancorp of Wisconsin, Inc., Catalyst Bancorp, Inc. of Louisiana, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois, NSTS Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Affinity Bancshares, Inc. of Georgia and HMN Financial, Inc. of Minnesota were excluded from the Peer Group, as the result of being the target of announced acquisitions. Central Plain Bancshares, Inc. of Nebraska was excluded from the Peer Group, due to completing its conversion within the past year. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southwest, Southeast and Midwest thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

•	Screen #2 Mid-Atlantic institutions with assets less than $1.0 billion, tangible equity-to-assets ratios of greater than 7.0% and positive core earnings. Four companies met the criteria for Screen #2 and all four were included in the Peer Group: BV Financial, Inc. of Maryland, Magyar Bancorp, Inc. of New Jersey, PB Bankshares, Inc. of Pennsylvania and William Penn Bancorporation of Pennsylvania. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Mutual Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Mutual Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Mutual Savings’ characteristics is detailed below.

•	1895 Bancorp of Wisconsin, Inc. Selected due to similar impact of loan loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

•	BV Financial, Inc. of Maryland. Selected due to relatively high equity-to-assets ratio and similar impact of loan loss provisions on earnings.

RP® Financial, LC.	Peer Group Analysis Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2024 or the Most Recent Date Available

										As of
										August 2, 2024
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$564	6	Dec	1/8/2019	$8.90	$50
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$893	14	Dec	1/12/2005	$14.12	$161
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$282	6	Dec	10/12/2021	$11.99	$55
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$643	11	Jun	1/18/2005	$12.34	$37
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$905	8	Jun	7/7/2011	$16.85	$54
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$929	7	Sep	1/23/2006	$12.40	$82
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$266	3	Dec	1/18/2022	$10.02	$49
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$450	6	Dec	7/14/2021	$15.14	$36
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$464	8	Dec	7/14/2021	$13.75	$41
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$833	13	Jun	4/15/2008	$12.25	$114

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

•	Catalyst Bancorp, Inc. of Louisiana. Selected due to Louisiana-based institution, relatively high equity-to-assets ratio, similar level of deposits funding assets and similar operating expense ratio as a percent of average assets.

•	Home Federal Bancorp, Inc. of Louisiana. Selected due to Louisiana-based institution, similar impact of loan loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

•	IF Bancorp, Inc. of Illinois. Selected due to similar impact of loan loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

•	Magyar Bancorp, Inc. of New Jersey. Selected due to similar net interest income to average assets ratio and similar impact of loan loss provisions on earnings.

•	NSTS Bancorp, Inc. of Illinois. Selected due to relatively high equity-to-assets ratio, similar operating expense ratio as a percent of average assets and relatively low ratio of non-performing assets as a percent of assets.

•	PB Bankshares, Inc. of Pennsylvania. Selected due to limited earnings contribution from sources of non-interest operating income and relatively low ratio of non-performing assets as a percent of assets.

•	Texas Community Bancshares, Inc. of Texas. Selected due to similar impact of loan loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

•	William Penn Bancorporation of Pennsylvania. Selected due to relatively low ratio of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (15.43% of assets versus 12.13% for all public companies), generated lower core earnings as a percent of average assets (0.24% core ROAA versus 0.50% for all public companies), and earned a lower core ROE (2.59% core ROE versus 4.35% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,108		$623
Market capitalization ($Mil)	$517		$68
Tangible equity/assets (%)	12.13%		15.43%
Core return on average assets (%)	0.50		0.24
Core return on average equity (%)	4.35		2.59

Pricing Ratios (Averages)(1)
Price core/earnings (x)	11.93	x	15.96	x
Price/tangible book (%)	89.61%		79.24%
Price/assets (%)	10.08		11.87

(1) Based on stock market prices as of August 2, 2024.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

Ideally, the Peer Group companies would be comparable to Mutual Savings in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Mutual Savings, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Mutual Savings and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group's ratios reflect balances as of June 30, 2024 and March 31, 2024, respectively. Mutual Savings’ equity-to-assets ratio of 39.39% was above the Peer Group's average net worth ratio of 15.74%. The Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will further exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 39.39% and 15.43%, respectively. The increase in Mutual Savings’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially further depress return on equity. Both Mutual Savings’ and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Mutual Savings and the Peer Group. The Bank’s loans-to-assets ratio of 88.76% was higher than the comparable Peer Group ratio of 66.35%. Comparatively, the Bank’s cash and investments-to-assets ratio of 5.45% was below the comparable ratio for the Peer Group of 27.39%. Overall, Mutual Savings’ interest-earning assets amounted to 94.21% of assets, which approximated the comparable Peer Group ratio of 93.74%. The Peer Group’s non-interest earning assets included BOLI equal to 2.62% of assets and goodwill/intangibles equal to 0.31% of assets, while the Bank maintained zero balances for BOLI and goodwill/intangibles.

Mutual Savings’ funding composition reflected a lower level of funding liabilities than the Peer Group, which was supported by the Bank’s higher level of capital funding assets. The Bank’s deposits equaled 56.38% of assets, which was below the Peer Group’s comparable ratio of 74.24%. Likewise, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 2.39% and 8.73% for Mutual Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 58.77% and 82.97%, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2024 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Mutual Savings and Loan Association		LA
June 30, 2024			4.49%	0.96%	0.00%	88.76%	56.38%	2.39%	0.00%	39.39%	0.00%	39.39%	-6.34%	-38.73%	-3.99%	-13.38%	NM	0.30%	0.30%	38.92%	72.59%	73.63%

All Non-MHC Public Thrifts
Averages			6.71%	13.83%	1.72%	73.79%	73.71%	11.84%	0.32%	13.03%	0.81%	12.13%	5.13%	-0.29%	8.06%	3.95%	23.10%	6.07%	4.77%	11.11%	13.87%	15.49%
Medians			4.84%	13.86%	1.45%	75.97%	75.03%	10.43%	0.00%	11.76%	0.11%	11.03%	3.71%	-3.78%	6.18%	1.68%	7.27%	0.80%	1.03%	10.11%	12.73%	14.47%

Comparable Group
Averages			9.05%	18.34%	2.62%	66.35%	74.24%	8.73%	0.00%	15.74%	0.31%	15.43%	4.48%	2.43%	7.61%	3.32%	34.13%	5.82%	7.75%	14.59%	13.14%	13.85%
Medians			7.11%	17.97%	2.09%	70.48%	73.38%	9.64%	0.00%	12.13%	0.00%	12.13%	3.20%	-3.07%	7.72%	1.14%	12.78%	-3.78%	-3.78%	11.05%	12.94%	14.10%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	4.08%	20.37%	2.51%	69.87%	70.76%	14.18%	0.00%	12.67%	0.00%	12.67%	2.30%	-8.30%	7.52%	7.34%	-13.01%	-5.83%	-5.83%	11.22%	14.82%	15.92%
BVFL	BV Financial, Inc.	MD	8.83%	5.02%	2.21%	78.45%	71.65%	4.02%	0.00%	22.60%	1.72%	20.88%	4.08%	9.06%	4.08%	-4.12%	-52.28%	100.44%	119.04%	19.26%	23.94%	25.19%
CLST	Catalyst Bancorp, Inc.	LA	26.95%	14.50%	5.01%	50.14%	60.14%	10.43%	0.00%	28.81%	0.00%	28.81%	2.24%	-3.99%	8.27%	-5.61%	218.33%	-5.70%	-5.70%	26.84%	52.09%	53.34%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	1.25%	15.57%	1.05%	77.94%	90.02%	1.46%	0.00%	8.17%	0.66%	7.51%	-6.26%	-34.90%	2.79%	-5.78%	-51.02%	4.84%	6.13%	9.06%	12.97%	14.05%
IROQ	IF Bancorp, Inc.	IL	1.86%	22.17%	1.67%	71.09%	75.34%	15.41%	0.00%	8.00%	0.00%	8.00%	7.36%	-2.14%	11.20%	-1.41%	107.36%	-1.85%	-1.85%	9.03%	0.00%	0.00%
MGYR	Magyar Bancorp, Inc.	NJ	5.38%	10.51%	1.96%	79.05%	83.45%	3.10%	0.00%	11.59%	0.00%	11.59%	10.56%	16.92%	10.00%	11.03%	12.78%	6.40%	6.40%	10.88%	14.67%	15.88%
NSTS	NSTS Bancorp, Inc.	IL	14.44%	30.26%	3.58%	47.87%	67.04%	1.88%	0.00%	28.98%	0.00%	28.98%	2.31%	-12.24%	22.77%	3.36%	NM	-6.22%	-6.22%	24.26%	0.00%	0.00%
PBBK	PB Bankshares, Inc.	PA	14.83%	7.85%	1.84%	73.99%	77.35%	11.47%	0.00%	10.38%	0.00%	10.38%	14.60%	45.03%	7.93%	17.92%	6.30%	1.03%	1.03%	9.25%	12.90%	14.15%
TCBS	Texas Community Bancshares, Inc.	TX	10.67%	26.29%	1.35%	57.68%	71.55%	16.50%	0.00%	11.10%	0.05%	11.05%	10.95%	22.44%	2.94%	11.54%	22.78%	-7.17%	-6.98%	10.09%	0.00%	0.00%
WMPN	William Penn Bancorporation	PA	2.17%	30.88%	4.98%	57.40%	75.11%	8.84%	0.00%	15.09%	0.63%	14.46%	-3.38%	-7.54%	-1.36%	-1.09%	55.90%	-27.74%	-28.53%	16.01%	0.00%	0.00%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 160.30% and 112.98%, respectively. The additional capital realized from stock proceeds will provide Mutual Savings with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital realized by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Growth rates for the Bank are based on annualized growth for the eighteen months ended June 30, 2024 and for the Peer Group are based on annual growth for the twelve months ended March 31, 2024. Mutual Savings recorded a 6.34% decrease in assets, versus a 4.48% increase in assets recorded by the Peer Group. Asset shrinkage for Mutual Savings included a 38.73% decline in cash and investments and a 3.99% decline in loans. Asset growth for the Peer Group included a 7.61% increase in loans and a 2.43% increase in cash and investments.

Asset shrinkage and borrowings funded a 13.38% decline in Mutual Savings’ deposits. Mutual Savings’ borrowings increased from a zero balance to $850,000. Asset growth for the Peer Group was funded by a 3.32% increase in deposits and a 34.13% increase in borrowings. The Bank’s tangible capital increased 0.30%, versus tangible capital growth of 7.75% recorded by the Peer Group. The Peer Group’s relatively high tangible capital growth rate was largely attributable to the second-step conversion offering that was completed by BV Financial, Inc. during the twelve month period. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2024 and March 31, 2024, respectively. Mutual Savings reported a net loss equal to 0.01% of average assets, while the Peer Group reported a net loss equal to 0.13% of average assets. The Bank maintained earnings advantages with respect to net interest income, loan loss provisions and non-operating income, while the Peer Group’s earnings reflected advantages with respect to operating expenses and non-interest operating income.

RP® Financial, LC.	Peer Group Analysis Page III.8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2024 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Mutual Savings and Loan Association		LA
June 30, 2024			-0.01%	4.01%	0.85%	3.16%	0.00%	3.16%	0.00%	0.10%	3.27%	0.00%	0.00%	-0.01%	4.21%	1.44%	2.77%	$4,440	-50.00%

All Non-MHC Public Thrifts
Averages			0.23%	4.71%	1.90%	2.81%	0.07%	2.74%	0.13%	0.41%	2.63%	-0.20%	0.00%	0.18%	4.97%	2.61%	2.38%	$10,470	23.49%
Medians			0.39%	4.59%	1.81%	2.69%	0.04%	2.59%	0.01%	0.38%	2.49%	0.00%	0.00%	0.14%	4.79%	2.58%	2.30%	$8,640	24.97%

Comparable Group
Averages			-0.13%	4.38%	1.67%	2.71%	0.02%	2.69%	0.02%	0.33%	2.62%	-0.46%	0.00%	0.10%	4.63%	2.31%	2.32%	$8,065	12.96%
Medians			0.16%	4.54%	1.77%	2.68%	0.01%	2.63%	0.01%	0.29%	2.54%	0.00%	0.00%	0.09%	4.72%	2.60%	2.26%	$7,820	23.14%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	-1.23%	4.04%	1.83%	2.21%	-0.01%	2.22%	0.04%	0.40%	2.93%	-0.80%	0.00%	0.08%	4.21%	2.57%	1.64%	$6,391	NM
BVFL	BV Financial, Inc.	MD	1.47%	4.98%	1.20%	3.78%	-0.01%	3.80%	0.00%	0.29%	2.11%	0.02%	0.00%	0.53%	5.45%	1.64%	3.81%	$7,890	26.52%
CLST	Catalyst Bancorp, Inc.	LA	-1.55%	3.90%	0.98%	2.92%	0.05%	2.87%	0.00%	0.48%	3.17%	-2.14%	0.00%	-0.44%	4.09%	1.74%	2.35%	$5,923	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.64%	4.80%	1.77%	3.03%	0.02%	3.00%	0.04%	0.26%	2.57%	0.00%	0.00%	0.10%	5.07%	2.66%	2.41%	$7,749	13.06%
IROQ	IF Bancorp, Inc.	IL	0.22%	4.47%	2.42%	2.05%	0.00%	2.05%	0.03%	0.46%	2.27%	0.00%	0.00%	0.07%	4.64%	2.89%	1.75%	$8,538	24.57%
MGYR	Magyar Bancorp, Inc.	NJ	0.85%	4.89%	1.76%	3.13%	0.03%	3.10%	0.06%	0.24%	2.23%	0.00%	0.00%	0.30%	5.14%	2.66%	2.48%	$9,470	26.00%
NSTS	NSTS Bancorp, Inc.	IL	-1.70%	3.22%	0.77%	2.45%	0.08%	2.37%	0.07%	0.24%	3.29%	-0.70%	0.00%	0.40%	3.49%	1.27%	2.22%	$5,913	NM
PBBK	PB Bankshares, Inc.	PA	0.43%	4.98%	2.21%	2.76%	0.10%	2.66%	0.00%	0.20%	2.32%	0.00%	0.00%	0.12%	5.14%	2.84%	2.30%	$12,726	21.72%
TCBS	Texas Community Bancshares, Inc.	TX	-0.55%	4.61%	2.02%	2.60%	0.00%	2.60%	0.00%	0.46%	2.76%	-1.00%	0.00%	-0.14%	4.80%	2.63%	2.17%	$7,014	NM
WMPN	William Penn Bancorporation	PA	0.10%	3.88%	1.69%	2.18%	-0.05%	2.24%	0.00%	0.28%	2.50%	0.06%	0.00%	-0.03%	4.30%	2.24%	2.06%	$9,031	-34.12%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)  For the 12 months ended December 31, 2023.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

The Bank’s stronger net interest income to average assets ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group’s higher interest income ratio. The Bank’s lower interest expense ratio was supported by maintaining a lower cost of interest-bearing liabilities (1.44% versus 2.31% for the Peer Group), as well as maintaining a lower level of interest-bearing liabilities as a percent of assets. Comparatively, the Peer Group’s higher interest income ratio was supported by maintaining a higher yield on interest-earning assets (4.63% versus 4.21% for the Bank). Overall, Mutual Savings and the Peer Group reported net interest income to average assets ratios of 3.16% and 2.71%, respectively.

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Bank. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.27% and 2.62%, respectively. Consistent with the Bank’s higher operating expense ratio, the Bank’s ratio for assets per full time equivalent employee of $4.4 million was less than the comparable Peer Group ratio of $8.1 million. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, Mutual Savings’ capacity to leverage operating expenses will increase and be significantly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were less favorable than the Peer Group’s. Expense coverage ratios for Mutual Savings and the Peer Group equaled 0.97x and 1.03x, respectively.

Sources of non-interest operating income were a less significant contributor to the Bank’s earnings, with such income amounting to 0.10% and 0.35% of Mutual Savings’ and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, Mutual Savings’ efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 100.31% was less favorable than the Peer Group's efficiency ratio of 85.62%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, as no loan loss provisions were recorded by the Bank. Comparatively, loan loss provisions for the Peer Group equaled 0.02% of average assets.

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.46% of average assets for the Peer Group, versus no impact on the Bank’s earnings. Typically, gains and losses generated from the sale of assets or other non-recurring activities such as merger related expenses are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other non-recurring activities that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.

The Company recorded an effective tax benefit of 50.00% compared to an effective tax rate of 12.96% for the Peer Group. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 21.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (85.00% of assets versus 41.98% for the Peer Group). The Bank maintained a higher concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. Loans servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $350,000 for the Peer Group compared to a zero balance for the Bank.

Diversification into higher yielding and higher risk types of loans was more significant for the Peer Group. Commercial real estate loans constituted the most significant area of lending diversification for the Bank (1.85% of assets), followed by consumer loans (0.86% of assets), multi-family loans (0.83% of assets) and construction/land loans (0.39% of assets). Likewise, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (22.34% of assets), followed by multi-family loans (5.61% of assets), construction/land loans (4.78% of assets), commercial business loans (4.76% of assets) and consumer loans (0.55% of assets). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 3.93% and 38.04% of the Bank’s and the Peer Group’s assets, respectively. Overall, the Bank’s less significant diversification into higher risk types of lending translated into a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio. The Bank’s risk weighted assets-to-assets ratio equaled 54.27%, versus a comparable ratio of 70.38% for the Peer Group.

RP® Financial, LC.	Peer Group Analysis Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2024 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Mutual Savings and Loan Association		LA
June 30, 2024			0.00%	85.00%	0.39%	0.83%	1.85%	0.00%	0.86%	54.27%	$0

All Non-MHC Public Thrifts
Averages			8.32%	25.74%	6.39%	12.83%	19.18%	8.09%	2.31%	75.53%	$29,088
Medians			6.80%	24.54%	3.99%	7.58%	15.70%	4.61%	0.20%	78.29%	$110

Comparable Group
Averages			12.94%	29.04%	4.78%	5.61%	22.34%	4.76%	0.55%	70.38%	$350
Medians			14.78%	28.22%	4.75%	4.23%	20.26%	4.00%	0.24%	72.79%	$41

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	15.05%	22.00%	7.35%	14.92%	18.49%	7.74%	0.02%	75.76%	$1,691
BVFL	BV Financial, Inc.	MD	2.29%	25.77%	2.93%	2.67%	43.28%	2.73%	2.01%	78.34%	$0
CLST	Catalyst Bancorp, Inc.	LA	6.74%	28.96%	6.87%	1.09%	7.49%	5.57%	0.90%	51.87%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	14.51%	32.63%	6.33%	5.83%	24.21%	9.50%	0.21%	70.78%	$0
IROQ	IF Bancorp, Inc.	IL	18.77%	20.54%	5.69%	14.10%	20.86%	9.90%	0.85%	NA	$1,454
MGYR	Magyar Bancorp, Inc.	NJ	6.84%	27.48%	3.04%	5.79%	40.38%	2.93%	0.24%	74.79%	$0
NSTS	NSTS Bancorp, Inc.	IL	20.23%	44.57%	1.21%	1.07%	1.33%	0.04%	0.08%	NA	$110
PBBK	PB Bankshares, Inc.	PA	0.52%	24.22%	2.53%	6.26%	37.04%	5.07%	0.00%	70.74%	$0
TCBS	Texas Community Bancshares, Inc.	TX	20.63%	33.90%	8.02%	2.41%	10.68%	2.33%	0.96%	NA	$167
WMPN	William Penn Bancorporation	PA	23.83%	30.36%	3.82%	1.90%	19.66%	1.80%	0.23%	NA	$82

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Mutual Savings’ interest rate risk characteristics were considered to be more favorable than the Peer Group’s measures. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were significantly higher than the comparable Peer Group ratios. The Bank also maintained a slightly lower ratio of non-interest earning assets as a percent of assets compared to the Peer Group average. On a pro forma basis, the infusion of stock proceeds will serve to further increase the comparative advantages reflected in the Bank’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Mutual Savings and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s ratios implied that the interest rate risk associated with the Bank’s net interest income was slightly greater than the interest rate risk associated with Peer Group’s net interest income, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Mutual Savings’ assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	Peer Group Analysis
Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2024 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Mutual Savings and Loan Association		LA
June 30, 2024			39.4%	160.3%	5.8%	-18	-22	-33	10	-5	34

All Non-MHC Public Thrifts
Average			12.2%	131.3%	5.6%	-7	-4	-7	-16	-23	-1
Median			11.1%	128.7%	5.2%	-6	-8	-8	-14	-22	0

Comparable Group
Average			15.5%	113.9%	6.3%	-11	-7	-5	-9	-21	4
Median			12.1%	109.3%	5.5%	-11	-3	-7	-10	-21	-1

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	12.7%	111.0%	5.7%	1	4	-12	-14	-33	-18
BVFL	BV Financial, Inc.	MD	21.2%	122.0%	7.7%	-35	15	5	-11	-14	37
CLST	Catalyst Bancorp, Inc.	LA	28.8%	129.8%	8.4%	-8	2	18	-10	8	22
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	7.6%	103.6%	5.2%	-27	-22	-5	-5	-42	7
IROQ	IF Bancorp, Inc.	IL	8.0%	104.8%	4.9%	-10	-17	-6	-19	-57	-14
MGYR	Magyar Bancorp, Inc.	NJ	11.6%	109.7%	5.1%	-18	-3	-7	-11	-5	-24
NSTS	NSTS Bancorp, Inc.	IL	29.0%	134.3%	7.4%	27	-3	-10	-5	1	32
PBBK	PB Bankshares, Inc.	PA	10.4%	108.8%	3.3%	-27	-27	-25	3	-20	25
TCBS	Texas Community Bancshares, Inc.	TX	11.1%	107.5%	5.4%	-3	1	15	-5	-22	-20
WMPN	William Penn Bancorporation	PA	14.6%	107.7%	9.6%	-11	-22	-20	-11	-22	-9

NA=Change is greater than 100 basis points during the quarter.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s implied credit risk exposure was considered to be less than Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratiosequaled 0.10% and 0.11%, respectively, versus comparable measures of 0.46% and 0.59% for the Peer Group. The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 588.24% and 222.70%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.63% for the Bank, versus 1.08% for the Peer Group. Net loan charge-offs were slightly higher for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.02% of loans versus no net loan charge-offs recorded by the Bank.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2024 or the Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)		($000)	(%)
Mutual Savings and Loan Association		LA
June 30, 2024			0.00%	0.10%	0.11%	0.63%	588.24%	588.24%		$0	0.00%

All Non-MHC Public Thrifts
Averages			0.03%	0.43%	0.51%	1.06%	243.03%	240.03%		$9,684	0.07%
Medians			0.00%	0.34%	0.40%	1.00%	223.63%	203.63%		$116	0.01%

Comparable Group
Averages			0.04%	0.46%	0.59%	1.08%	222.70%	194.24%		$40	0.02%
Medians			0.01%	0.40%	0.51%	1.07%	228.03%	157.18%		$38	0.01%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	0.00%	0.26%	0.37%	0.93%	249.42%	249.42%	-$	39	-0.01%
BVFL	BV Financial, Inc.	MD	0.02%	1.36%	1.68%	1.20%	71.63%	70.62%	-$	516	-0.07%
CLST	Catalyst Bancorp, Inc.	LA	0.09%	0.69%	1.15%	1.44%	125.79%	108.27%		$131	0.09%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.39%	0.31%	0.97%	314.28%	196.66%		$552	0.08%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.03%	0.00%	1.19%	NM	NM	-$	211	-0.03%
MGYR	Magyar Bancorp, Inc.	NJ	0.13%	0.61%	0.60%	1.04%	172.43%	136.61%		$318	0.05%
NSTS	NSTS Bancorp, Inc.	IL	0.00%	0.09%	0.18%	0.93%	496.62%	496.62%		$0	0.00%
PBBK	PB Bankshares, Inc.	PA	0.00%	0.41%	0.55%	1.32%	242.01%	242.01%		$68	0.02%
TCBS	Texas Community Bancshares, Inc.	TX	0.12%	0.39%	0.46%	1.10%	228.03%	157.18%		$84	0.03%
WMPN	William Penn Bancorporation	PA	0.05%	0.41%	0.62%	0.65%	104.10%	90.78%		$8	0.00%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

(4)  As of December 31, 2023.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, the FRB and the FDIC specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Mutual Savings’ operations and financial condition; (2) monitor Mutual Savings’ operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Mutual Savings’ value, or Mutual Savings’ value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments as a percent of assets. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Mutual Savings’ funding composition reflected lower levels of deposits and borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained a similar level of interest-earning assets and a lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

▪	Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Bank, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were a slightly more significant factor for the Peer Group. As noted above, the Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Bank operated with a lower level of cash and investment securities relative to the Peer Group (5.45% of assets versus 27.39% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, based on the lower level of borrowings funding the Bank’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Bank’s interest-bearing funding composition reflected lower concentrations of deposits and borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were lower for the Bank compared to the Peer Group’s ratio, which was attributable to Mutual Savings’ higher capital position. Following the stock offering, the increase in the Bank’s capital position will further reduce the level of interest-bearing liabilities funding the Bank’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

▪	Capital. The Bank currently operates with a higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, Mutual Savings’ pro forma capital position can be expected to further exceed the Peer Group's equity-to-assets ratio. The Bank’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Bank’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Mutual Savings’ balance sheet strength was considered more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Bank’s reported earnings were higher than the Peer Group’s on a ROAA basis, as the Bank and the Peer Group reported net losses equal to 0.01% and 0.13% of average assets, respectively. The Bank’s earnings reflected earnings advantages with respect to higher net interest income, lower loan loss provisions and higher non-operating income, which were partially offset by the Peer Group’s earnings advantages with respect to higher non-interest operating income and lower operating expenses. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a higher net interest income ratio, a higher operating expense ratio, a lower level of non-interest operating income and a lower level of loan loss provisions. The Bank’s higher ratio for net interest income and higher operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.97x versus 1.03X for the Peer Group). Likewise, the Bank’s efficiency ratio of 100.31% was less favorable than the Peer Group’s efficiency ratio of 85.62%. Loan loss provisions were a slightly large factor on the Peer Group’s earnings (0.02% of average assets versus 0.00% of average assets for the Bank). Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group's net interest income to average assets ratios indicated that a slightly greater degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Bank. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will further exceed the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.02% of average assets versus 0.00% of average assets for the Bank). In terms of future exposure to credit quality related losses, the Bank maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures generally implied a lower degree of credit risk exposure for the Bank relative to the comparable credit quality measures for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a higher net interest income ratio than the Peer Group, which would tend to facilitate a stronger net interest margin going forward for the Bank. Second, the infusion of stock proceeds will provide the Bank with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages for the Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Bank’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will continue be less than the Peer Group’s return on equity ratio. Therefore, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Mutual Savings’ pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.             Asset Growth

Recent historical asset growth trends for the Bank and the Peer Group were viewed to be more favorable for the Peer Group. Comparative asset growth rates for the Bank and the Peer Group showed a 6.34% decrease in the Bank’s assets, versus a 4.48% increase in the Peer Group’s assets. Asset shrinkage for the Bank consisted of loans and cash and investments. Comparatively, asset growth for the Peer Group was primarily realized through loan growth and supplemented with an increase in cash and investments. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will significantly exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, no adjustment was applied for asset growth.

4.             Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the New Orleans metropolitan area, the Bank serves a mostly suburban market area. Jefferson Parish, where the Bank maintains its main office, experienced a decline in population over the past five years. Jefferson Parish’s May 2024 unemployment rate was slightly below the comparable respective unemployment rates for Louisiana and the U.S.

The Peer Group companies operate in a mix of urban, suburban and rural markets, with Jefferson Parish’s population falling below the average and median populations of the markets served by the Peer Group companies. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies showed slightly stronger population growth relative to the decline in population experienced by Jefferson Parish over the past five years. Jefferson Parish is projected to continue to lose population over the next five years, versus slightly positive population growth projected for the Peer Group’s primary market area counties on average. Jefferson Parish has a lower per capita income compared to the Peer Group’s average and median per capita income measures, although the Peer Group’s primary market area counties were similarly affluent markets within their respective states compared to Jefferson Parish in the state of Louisiana based on per capita income as a percent of state per capita income. Jefferson Parish’s per capita income as a percent of Louisiana’s per capita income equaled 101.0%, which was slightly less than the Peer Group average of 101.9%. The average and median deposit market shares maintained by the Peer Group companies were above the Bank’s market share of deposits in Jefferson Parish. Overall, the relative degree of competition faced by the Peer Group companies was viewed to less than faced by Mutual Savings, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable compared to the Bank’s primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average May 2024 unemployment rate for the primary market area counties served by the Peer Group companies was slightly higher than the comparable unemployment rate for Jefferson Parish. On balance, we concluded that a slight downward adjustment was appropriate for the Bank’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Table 4.1
Market Area Unemployment Rates
Mutual Savings and Loan Association and the Peer Group Companies(1)

		May 2024
	County	Unemployment
Mutual Savings - LA	Jefferson	3.3%

Peer Group Average		3.8%

1895 Bancorp of Wisconsin, Inc. – WI	Milwaukee	3.8
BV Financial, Inc. – MD	Baltimore City	2.4
Catalyst Bancorp, Inc. – LA	St. Landry	4.4
Home Federal Bancorp, Inc. of LA - LA	Caddo	4.0
IF Bancorp, Inc. – IL	Iroquois	4.7
Magyar Bancorp, Inc. – NJ	Middlesex	4.2
NSTS Bancorp, Inc. – IL	Lake	4.7
PB Bankshares, Inc. – PA	Chester	2.5
TC Bancshares, Inc. – GA	Thomas	3.9
Texas Community Bancshares, Inc. – TX	Wood	4.3
William Penn Bancorporation – PA	Bucks	2.9

(1)  Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.             Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.98% to 4.21%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.03% as of August 2, 2024. Comparatively, as of August 2, 2024, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.69%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on its higher pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $36.0 million to $160.8 million as of August 2, 2024, with average and median market values of $67.9 million and $51.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.4 million to 11.4 million, with average and median shares outstanding equaling 5.4 million and 3.9 million, respectively. The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that will be lower than the low end of the Peer Group’s ranges for market value and shares outstanding. The Bank’s stock will be quoted on the OTCQB Market. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market than all of the Peer Group companies and, therefore, concluded that a moderate downward adjustment was necessary for this factor.

7.             Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Mutual Savings: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Louisiana. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of August 2, 2024.

In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive in recent quarters. An intensifying bond selloff sparked more stock market losses at the beginning of the fourth quarter of 2023, which pushed the Dow Jones Industrial Average (“DJIA”) into negative territory for the year. Stocks rallied to close out the first week of trading in October, as investors warmed to September’s employment report which showed stronger-than-expected job growth. Optimism that the Federal Reserve’s campaign to raise interest rates was winding down and that the Israel-Hamas conflict would not have a major impact on the global economy contributed to stocks advancing through mid-October, which was followed by higher long-term Treasury yields weighing on stocks going into the second half of October. A decline in long-term Treasury yields contributed to stocks advancing at the end of October and the start of November, as investors reacted to the Federal Reserve’s decision to hold interest rates steady and October’s employment report showing a slowdown in job growth. As Treasury yields retreated with growing evidence of a gradually cooling economy and heightened expectations that the Federal Reserve was done raising interest rates, the positive trend in the broader stock market was generally sustained through the balance of November with November being the best month for all three of the major U.S. stock indexes in more than a year. All three of the major U.S. stock indexes ended the first full week of December closing at their highest level of the year, as November ‘s employment report added to optimism that the U.S. economy was gliding toward a soft landing. The broader stock market rally was sustained through mid-December, as investors were cheered by the Federal Reserve’s vote to hold interest rate steady and indications that it was pivoting towards cutting rates in 2024. All three of the major U.S. stock indexes recorded weekly gains for an eighth consecutive week heading into the last week of 2023, with all three of the major U.S. stock indexes closing just shy of their respective record highs at year end 2023. Overall, the DJIA posted an increase of 13.7% for 2023, while the S&P 500 and the NASDAQ Composite ended 2023 with respective increases of 24.2% and 43.4%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks were mixed during the first couple of weeks of 2024, which was followed by a generally positive trend in the broader stock market during the second half of January. The DJIA closed above 38000 for the first time and technology shares led the S&P 500 to multiple record high closes in late-January. After the Federal Reserve took the likelihood of a near term rate cut off the table, stocks ended January closing lower. However, for the month of January overall, major U.S. stock indexes posted their third consecutive month of gains. Large technology stocks led a stock market rebound at the beginning of February, with strong job growth reflected in the January employment report and some favorable earnings reports coming out of the technology sector helping to lead the DJIA and S&P 500 to more record high closes. Stocks traded in a narrow range ahead of the release of a key inflation report in mid-February. A stronger-than-expected CPI report for January sent stocks tumbling, which was followed by stocks rallying in the second half of February. Renewed confidence about the economic outlook and Nividia’s strong earnings report contributed to all three of the major U.S. stock indexes closing at record highs in the second half of February. The broader stock market traded in a narrow range during the first half of March, with all three of the major U.S. stock indexes posting consecutive weekly losses after hotter-than-expected inflation data rattled markets. Stocks rebounded heading into the second half of March, with all three of the major U.S. stock indexes posting new record highs after the Federal Reserve left its targe rate unchanged and reaffirmed projections to cut rates three times in 2024.

After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bets on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. Stocks see-sawed in last two weeks of April and then closed sharply lower at the end of April, with the major U.S. stock indexes posting their worst month of the year in April as investors considered that the Federal Reserve’s campaign to end inflation was going to take longer than anticipated. Tech and bank stocks were among the sectors that led a stock market rebound at the start of May, which was triggered by the Federal Reserve’s comments at the conclusion of its policy meeting on May 1st that it was more likely to lower interest rates than raise them again. Renewed hopes for interest rate cuts later in 2024 following April’s employment report showing weaker-than-expected job growth served to extend the stock market rally through the beginning of the second week of May. Some healthy corporate earnings reports and cooling economic data sustained the stock market rally through mid-May, with all three of the major U.S. stock indexes posting record highs. While renewed inflation fears and rising Treasury yields pressured stocks lower at the end of May, all three major U.S. stock indexes logged monthly gains for May. Technology shares led the NASDAQ and S&P 500 to more record highs through mid-June, as economic data suggested that the economy was slowing but at a gradual pace and without any signs of serious deterioration. Divergent trading patterns were evident in the S&P 500 and NASDAQ relative to the DJIA in the closing weeks of the second quarter, which was driven by a bumpy market in the trading prices of large technology stocks. The second quarter ended with stocks trading lower, which was in general a strong first half of the year for stocks.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, as the rotation out of tech stocks extended into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. On August 2, 2024, the DJIA closed at 39737.26, an increase of 13.3% from one year ago and an increase of 5.4% year-to-date, and the NASDAQ closed at 16776.16, an increase of 20.6% from one year ago and an increase of 11.8% year-to-date. The S&P 500 Index closed at 5346.56 on August 2, 2024, an increase of 19.4% from one year ago and an increase of 12.1% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The market for bank and thrift stocks has also generally trended higher in recent quarters. Higher interest rates pressured bank stocks lower at the beginning of October 2023, as investors gravitated towards higher yielding and less-risky Treasury bonds. Bank stocks participated in the rally that was triggered by September’s employment report showing a surge in U.S. job growth, which was followed by financial shares sputtering lower in the second half of October as more third quarter earnings reports showed earnings coming under pressure as the result of interest rate spread compression. Lower long-term Treasury yields, which was facilitated by the Federal Reserve’s decision to extend the pause in hiking interest rates and a slowdown in job growth in October, translated into bank shares edging higher at the end of October and the start of November. Bank shares rallied in mid-November after October’s CPI report showed a slowdown in inflation and then traded in a narrow range into late-November. Indications from the Federal Reserve that it was done raising interest rates and November’s employment report showing a gradual cooling of a still-solid labor market helped to sustain the positive trend in bank stocks going into mid-December. November’s CPI report showing a slightly slower pace of inflation and expectations that the Federal Reserve would begin to cut rates in 2024 added to gains in the banking sector through mid-December, which was followed by bank stocks trading in a narrow range to close out the final two weeks of 2023. For 2023 overall, the S&P U.S. BMI Banks Index was up 5.3%.

After trading in a narrow range during the first half of January 2024, bank stocks pulled back going into the second half of January. The downturn in bank stocks was prompted by stronger-than-expected retail sales reported for December, which translated into investors dialing back their expectations for how quickly the Federal Reserve would start to cut interest rates. Bank stocks edged higher during the second of half January and then retreated slightly at the end of January and the first half of February, amid increased uncertainty as to when the Federal Reserve would begin to cut interest rates and January’s CPI report coming in stronger-than-expected. The broader stock market rally provided for a slightly positive trend in bank stocks during the second half of February. Regional bank stocks traded lower at the start of March, as investors reacted to more signs of trouble at New York Community Bancorp. Bank stocks edged higher heading into mid-March and then pulled back slightly after inflation data indicated that inflation was not slowing down. After the Federal Reserve concluded its March meeting by reaffirming forecasts to cut its target rate three times in 2024, bank shares closed out the first quarter edging higher on expectations that higher funding costs were coming to an end.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. As investors abandoned expectations of an imminent interest rate cut, bank stocks dipped lower at the end of April and then participated in the broader stock market rally through the first half of May as signs of a cooling economy and milder inflation boosted hopes for the Federal Reserve cutting interest rates in 2024. Rekindled inflation fears and higher Treasury yields translated into financial shares edging lower from the end of May through mid-June. Easing inflation data and lower Treasury yields provided for a slightly positive trend in bank stocks in the final weeks of the second quarter.

Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment reported prompting heightened concerns about an economic slowdown. On Auguste 2, 2024, the S&P U.S. BMI Banks Index closed at 172.8, an increase of 21.3% from one year ago and an increase of 10.6% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

As shown in Table 4.2, five standard conversion offerings, one second -step offering and no mutual holding company offerings were completed during the past twelve months through August 2, 2024. The average closing pro forma price/tangible book ratio of the five standard conversion offerings completed during the past twelve months equaled 53.9%. On average, the five standard conversion offerings reflected price appreciation of 0.7% after the first week of trading. As of August 2, 2024, the five standard conversion offerings reflected a 15.1% increase in price on average from their IPO prices. The most recent standard conversion offering was completed by Fifth District Bancorp, Inc. of Louisiana (“Fifth District”) on August 1, 2024. Fifth District raised gross proceeds of $54.6 million, which was slightly above the minimum of its offering range. Fifth District’s closing pro forma price/tangible book ratio equaled 45.4%. As of August 2, 2024, Fifth District’s stock price was up 1.5% from its IPO price. Of the five standard conversion offerings completed during the past twelve months, the offering completed by PFS Bancorp, Inc. of Illinois (“PFS Bancorp”) in October 2023 was considered to be most comparable to Mutual Savings’ offering. PFS Bancorp raised gross proceeds of $17.3 million, which approximated the maximum of its offering range. PFS Bancorp’s closing pro forma price/tangible book ratio equaled 50.9%. PFS Bancorp’s stock price was down 11.0% after the first week of trading. As of August 2, 2024, PFS Bancorp’s stock price was down 5.7% from its IPO price.

C.             The Acquisition Market

Also considered in the valuation was the potential impact on Mutual Savings’ stock price of recently completed and pending acquisitions of other financial institutions operating in Louisiana. As shown in Exhibit IV-4, there were eleven acquisitions of Louisiana banks and thrifts completed from the beginning of 2019 through August 2, 2024, and there are currently two pending acquisitions for Louisiana financial institutions. The recent acquisition activity involving Louisiana financial institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Mutual Savings’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Mutual Savings’ stock would tend to be less compared to the stocks of the Peer Group companies.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended August 2, 2024

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	8/2/2024	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.17%	339%	$54.6	100%	91%	4.3%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.7%	0.00%	45.4%	110.6	x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.15	1.5%	$10.15	1.5%	$10.15	1.5%
NB Bancorp, Inc., MA*	12/28/23	NBBK-NASDAQ	$4,232	8.64%	0.33%	235%	$410.0	100%	132%	2.0%	C/S	$2000/4.00%	8.0%	4.0%	10.0%	1.8%	0.00%	59.5%	11.9	x	9.3%	0.8%	15.7%	5.0%	$10.00	$13.77	37.7%	$13.61	36.1%	$14.68	46.8%	$17.28	72.8%
Central Plains Bancshares, Inc., NE	10/20/23	CPBI-NASDAQ	$450	8.59%	0.20%	767%	$41.3	100%	129%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	0.9%	0.00%	56.5%	9.8	x	8.5%	0.9%	15.1%	5.7%	$10.00	$9.10	-9.0%	$9.07	-9.3%	$9.89	-1.1%	$11.03	10.3%
PFS Bancorp, Inc., IL	10/18/23	PFSB-NASDAQ	$185	11.01%	0.39%	82%	$17.3	100%	115%	9.6%	N.A.	N.A.	8.0%	4.0%	10.0%	9.0%	0.00%	50.9%	20.0	x	8.7%	0.4%	17.1%	2.5%	$10.00	$9.00	-10.0%	$8.90	-11.0%	$8.90	-11.0%	$9.43	-5.7%
SR Bancorp, Inc., NJ*	9/20/23	SRBK-NASDAQ	$1,084	10.89%	0.02%	759%	$90.6	100%	113%	4.0%	C/S	$906/4.76%	8.0%	4.0%	10.0%	1.4%	0.00%	57.3%	12.2	x	8.2%	0.7%	14.7%	4.0%	$10.00	$9.28	-7.2%	$8.60	-14.0%	$8.15	-18.5%	$9.68	-3.2%

	Averages - Standard Conversions:		$1,287	11.00%	0.22%	436%	$122.7	100%	116%	4.9%	N.A.	N.A.	8.0%	4.0%	10.0%	3.7%	0.00%	53.9%	32.9	x	9.0%	0.6%	17.1%	3.5%	$10.00	$10.28	2.8%	$10.07	0.7%	$10.35	3.5%	$11.51	15.1%
	Medians - Standard Conversions:		$485	10.89%	0.20%	339%	$54.6	100%	115%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%	0.00%	56.5%	12.2	x	8.7%	0.7%	15.7%	4.0%	$10.00	$9.28	-7.2%	$9.07	-9.3%	$9.89	-1.1%	$10.15	1.5%

Second Step Conversions
Gouverneur Bancorp, Inc., NY*	11/1/23	GOVB-OTCQB	$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$10.00	0.0%

	Averages - Second Step Conversions:		$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$10.00	0.0%
	Medians - Second Step Conversions:		$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$10.00	0.0%

Mutual Holding Companies

	Averages - All Conversions:		$1,107	11.34%	0.23%	387%	$103.5	94%	111%	7.6%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	52.3%	29.5	x	8.4%	0.5%	16.3%	3.4%	$10.00	$10.06	0.6%	$9.89	-1.1%	$10.29	2.9%	$11.26	12.6%
	Medians - All Conversions:		$468	10.95%	0.24%	287%	$48.0	100%	114%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	2.1%	0.00%	53.7%	12.2	x	8.6%	0.6%	15.4%	3.5%	$10.00	$9.19	-8.1%	$9.04	-9.7%	$9.93	-0.7%	$10.08	0.8%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	8/2/2024

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in the overall market for financial stocks, the new issue market including the new issue market for thrift conversions and the local acquisition market for bank and thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for the purposes of marketing of the issue.

8.            Management

Mutual Savings’ management team appears to have experience and expertise in all of the key areas of the Bank’s operations. While the Bank does not have the resources to develop management depth or succession, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. Mutual Savings currently does not have any executive management positions that are vacant.

The returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Additionally, the larger asset sizes of the Peer Group companies provide greater resources to develop management depth and succession as compared to Mutual Savings. Therefore, on balance, we concluded a slight downward valuation adjustment relative to the Peer Group was appropriate for this factor.

9.            Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted FDIC insured institution, Mutual Savings will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	Slight Downward
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OCC i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Bank which reflect nominally positive earnings on both a reported and core earnings basis; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and the P/A approach. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of August 2, 2024, the pro forma market value of Mutual Savings’ conversion stock was $7,250,000 at the midpoint, equal to 725,000 shares at $10.00 per share.

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled a net loss of $2,000 for the twelve months ended June 30, 2024, which were also representative of the Bank’s core earnings for the twelve months ended June 30, 2024.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $7.250 million midpoint value both equaled 302.79 times, which provided for premiums of 1,720.75% and 1,797.18% relative to the Peer Group’s average reported and core P/E multiples of 16.63 times and 15.96 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 11.87 times and 11.88 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 2,450.88% and 2,448.74%, respectively. The Bank’s pro forma P/E ratios at the minimum of the valuation range both equaled 547.86 times and at the super maximum both equaled 187.13 times.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Table 4.3

Market Pricing Versus Peer Group

Mutual Savings and Loan Association

As of August 2, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Mutual Savings and Loan Association		LA
Super Maximum			$10.00	$9.59	$0.05	$21.97	187.13	x	45.52%	22.51%	45.52%	187.13	x	$0.00	0.00%	0.00%	$43	49.46%	49.46%	0.08%	0.12%	0.24%	0.12%	0.24%
Maximum			$10.00	$8.34	$0.04	$23.94	227.56	x	41.77%	20.09%	41.77%	227.56	x	$0.00	0.00%	0.00%	$41	48.12%	48.12%	0.08%	0.09%	0.18%	0.09%	0.18%
Midpoint			$10.00	$7.25	$0.03	$26.22	302.79	x	38.14%	17.89%	38.14%	302.79	x	$0.00	0.00%	0.00%	$41	46.89%	46.89%	0.08%	0.06%	0.13%	0.06%	0.13%
Minimum			$10.00	$6.16	$0.02	$29.29	547.86	x	34.14%	15.57%	34.14%	547.86	x	$0.00	0.00%	0.00%	$40	45.61%	45.61%	0.09%	0.03%	0.06%	0.03%	0.06%

All Non-MHC Public Thrifts(6)
Averages			$22.58	$517.15	$1.15	$22.69	16.65	x	82.89%	10.08%	89.61%	11.93	x	$0.32	1.69%	86.92%	$6,108	13.03%	11.93%	0.35%	0.23%	2.26%	0.50%	4.35%
Median			$12.30	$161.85	$0.61	$16.99	12.84	x	76.14%	9.37%	78.93%	11.24	x	$0.13	1.09%	48.29%	$1,763	11.76%	10.78%	0.26%	0.39%	2.84%	0.45%	3.99%

All Non-MHC State of LA(6)
Averages			$12.17	$45.96	$0.76	$17.27	10.46	x	69.88%	12.13%	73.05%	9.80	x	$0.26	2.11%	42.80%	$463	18.49%	18.18%	0.41%	-0.46%	1.61%	0.41%	4.61%
Medians			$12.17	$45.96	$0.76	$17.27	10.46	x	69.88%	12.13%	73.05%	9.80	x	$0.26	2.11%	42.80%	$463	18.49%	18.18%	0.41%	-0.46%	1.61%	0.41%	4.61%

Comparable Group
Averages			$12.78	$67.89	$0.45	$16.38	16.63	x	77.54%	11.87%	79.24%	15.96	x	$0.14	1.03%	32.27%	$623	15.74%	15.48%	0.46%	-0.13%	0.55%	0.24%	2.59%
Medians			$12.37	$51.87	$0.50	$16.51	11.87	x	76.49%	9.47%	78.93%	11.88	x	$0.06	0.49%	11.11%	$604	12.13%	12.13%	0.40%	0.16%	1.68%	0.25%	2.68%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$8.90	$49.60	$(0.59)	$11.89	NM		74.82%	9.48%	74.82%	NM		$0.00	0.00%	0.00%	$564	12.67%	12.67%	0.26%	-1.23%	-9.47%	-0.59%	-4.56%
BVFL	BV Financial, Inc.	MD	$14.12	$160.79	$1.19	$17.74	11.87	x	78.26%	17.92%	84.57%	11.88	x	$0.00	0.00%	0.00%	$893	22.60%	21.25%	1.36%	1.47%	8.12%	1.47%	8.11%
CLST	Catalyst Bancorp, Inc.	LA	$11.99	$54.65	$0.08	$17.83	NM		66.28%	18.18%	66.28%	NM		$0.00	0.00%	0.00%	$282	28.81%	28.81%	0.69%	-1.55%	-5.00%	0.14%	0.47%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.34	$37.26	$1.45	$16.71	10.46	x	73.48%	6.09%	79.81%	9.80	x	$0.52	4.21%	42.80%	$643	8.17%	7.56%	0.39%	0.64%	8.23%	0.68%	8.75%
IROQ	IF Bancorp, Inc.	IL	$16.85	$54.15	$0.61	$21.59	27.62	x	78.05%	6.24%	78.05%	27.62	x	$0.40	2.37%	65.57%	$905	8.00%	8.00%	0.03%	0.22%	2.76%	0.22%	2.76%
MGYR	Magyar Bancorp, Inc.	NJ	$12.40	$81.76	$1.20	$16.30	10.60	x	74.92%	8.65%	74.92%	10.33	x	$0.20	1.61%	22.22%	$929	11.59%	11.59%	0.61%	0.85%	7.35%	0.85%	7.35%
NSTS	NSTS Bancorp, Inc.	IL	$10.02	$49.37	$(0.60)	$14.48	NM		69.20%	20.06%	69.20%	NM		$0.00	0.00%	0.00%	$266	28.98%	28.98%	0.09%	-1.70%	-5.55%	-1.15%	-3.75%
PBBK	PB Bankshares, Inc.	PA	$15.14	$35.96	$0.75	$17.78	22.60	x	83.31%	8.65%	83.31%	20.19	x	$0.00	0.00%	0.00%	$450	10.38%	10.38%	0.41%	0.43%	3.74%	0.44%	3.78%
TCBS	Texas Community Bancshares, Inc.	TX	$13.75	$40.86	$0.38	$16.15	NM		85.16%	9.45%	85.55%	NM		$0.16	1.16%	42.11%	$464	11.10%	11.05%	0.39%	-0.55%	-5.33%	0.27%	2.59%
WMPN	William Penn Bancorporation	PA	$12.25	$114.46	$0.08	$13.30	NM		91.86%	13.98%	95.88%	NM		$0.12	0.98%	150.00%	$833	15.09%	14.56%	0.41%	0.10%	0.60%	0.07%	0.43%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3) Indicated 12 month dividend, based on last quarterly dividend declared.
(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $7.250 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 38.14%. In comparison to the average P/B and P/TB ratios for the Peer Group of 77.54% and 79.24%, the Bank’s ratios reflected a discount of 50.81% on a P/B basis and a discount of 51.87% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 76.49% and 78.93%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 50.14% and 51.68%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 45.52%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 41.29% and 42.55%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 40.49% and 42.33%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Bank’s P/E multiples.

3.            Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $7.250 million midpoint of the valuation range, the Bank’s value equaled 17.89% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.87%, which implies a premium of 50.72% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 9.47%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 88.91%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the most recently completed standard conversion offering was by Fifth District on August 1, 2024. In comparison to Fifth District’s 45.40% closing pro forma P/TB ratio, the Bank’s pro forma P/TB ratio of 38.14% at the midpoint value reflects an implied discount of 15.99%. At the super maximum of the offering range, the Bank’s pro forma P/TB ratio of 45.52% reflects an implied premium of 0.26% relative to Fifth District’s pro forma P/TB ratio at closing. As of August 2, 2024, Fifth District’s stock price was up 1.5% from its IPO price.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 2, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $7,250,000 at the midpoint, equal to 725,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $6,162,500 and a maximum value of $8,337,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 616,250 at the minimum and 833,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $9,588,130 without a resolicitation. Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 958,813. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description
I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Yields and Costs

I-5	Loan Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Fixed and Adjustable Rate Loans

I-8	Loan Portfolio Composition

I-9	Contractual Maturity by Loan Type

I-10	Loan Originations and Repayments

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Time Deposits

I-14	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit
Number	Description
III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Southwest, Southeast and Midwest Institutions

III-3	Public Market Pricing of Mid-Atlantic Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of August 2, 2024

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of August 2, 2024

IV-4	Louisiana Bank and Thrift Acquisitions 2019-Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Mutual Savings and Loan Association

Map of Office Locations

Exhibit I-1
Mutual Savings and Loan Association
Map of Office Locations

Jackson
Clinton
Greensburg
Franklinton
Poplarville
Wiggins
Bogalusa
Saraland
Semmes
Mobile
Ville Platte
Melville
Zachary
Baker
Tillmans Corner
Picayune
Eunice
Opelousas
Baton Rouge
Hammond
Covington
Ponchatoula
Orange Grove
Grand Bay
Mobile Bay
Church Point
Gardere
Biloxi
Gulfport
Pascagoula
Carencro
Plaquemine
Slidell
Bay St Louis
Mississippi Sound
Crowley
Lafayette
Gonzales
Lake Pontchartrain
St Martinville
Donaldsonville
LaPlace
Metairie
New Iberia
Abbeville
New Orleans
Chalmette
Lake Borgne
Marrero
Franklin
Thibodaux
Schriever
Raceland
Morgan City
Houma
Larose
Breton Sound
Black Bay
Port Sulphur
Galliano
Buras
Venice
Mississippi Delta
bing

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EXHIBIT I-2

Mutual Savings and Loan Association

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Mutual Savings and Loan Association
Key Operating Ratios

Exhibit I-3
Mutual Savings and Loan Association
Key Operating Ratios

	For the Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022	2021

	(Dollars in thousands)
Selected Performance Ratios:(1)
Average yield on interest-earning assets	4.25%	4.08%	4.12%	3.29%	3.19%
Average rate on interest-bearing liabilities	1.75	0.29	0.71	0.19	0.14
Average interest rate spread(2)	2.50	3.79	3.41	3.10	3.05
Net interest margin(2)	3.17	3.89	3.68	3.17	3.87
Average interest-earning assets to average interest-bearing liabilities	161.57	155.81	158.94	150.34	155.31
Net interest income after provision for loan losses to non-interest expense	92.01	110.00	105.76	95.12	111.49
Total non-interest expense to average assets	3.28	3.47	3.33	3.31	2.54
Efficiency ratio(3)	105.73	88.53	91.76	100.65	86.10
Return on average assets (ratio of net income to average total assets)	(0.13)	0.23	0.23	(0.01)	0.32
Return on average equity (ratio of net income to average equity)	(0.34)%	0.63%	0.61%	0.04)%	1.05%

Exhibit I-3 (continued)
Mutual Savings and Loan Association
Key Operating Ratios

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2024	2023	2023	2022	2021
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.10%	0.10%	0.11%	0.10%	0.36%
Non-performing assets as a percent of total assets(5)	0.09	0.09	0.10	0.09	0.26
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	0.09	0.09	0.10	0.09	0.26
Allowance for loan losses as a percent of total loans outstanding	0.63	0.60	0.62	0.59	0.62
Allowance for loan losses as a percent of non-performing loans	588.23	588.24	588.24	588.24	170.94
Net charge-offs to average loans receivable	--	--	--	--	--

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	72.59	71.64	72.99	68.72	70.39
Tier 1 leverage (core) capital (to adjusted tangible assets)	72.59	71.64	72.99	68.72	70.39
Tier 1 risk-based capital (to risk-weighted assets)	73.63	72.56	74.03	69.71	71.41
Average equity to average assets	38.92%	36.71%	38.40%	33.72%	37.99%

Other Data:
Banking offices	2	2	2	2	2
Full-time equivalent employees	8	7	7	7	6

(1)	With the exception of end of period ratios, all ratios are based on average weekly balances during the indicated periods. Ratios for the six months ended June 30, 2024 and 2023 have been annualized.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-4

Mutual Savings and Loan Association
Yields and Costs

Exhibit I-4
Mutual Savings and Loan Association
Yields and Costs

		Six Months Ended June 30,
		2024			2023
	Yield/Rate at June 30, 2024	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.35%	$32,065	$672	4.19%	$33,267	$669	4.02%
Investment securities(2)	5.46	339	9	5.31	323	7	4.33
Other interest-earning assets	5.33	1,695	44	5.19	3,151	74	4.70
Total interest-earning assets	4.41	34,099	725	4.25	36,741	750	4.08
Non-interest-earning assets		1,771			1,696
Total assets		$35,870			$38,437
Interest-bearing liabilities:
Savings and NOW accounts(3)	0.10	10,851	5	0.09	12,105	6	0.10
Certificates of deposit	3.61	9,579	160	3.34	11,417	27	0.47
Total deposits	1.90	20,430	165	1.62	23,522	33	0.28
FHLB advances	5.65	675	19	5.63	58	2	5.71
Total interest-bearing liabilities	2.05	21,105	184	1.75	23,580	35	0.29
Non-interest-bearing liabilities		776			883
Total liabilities		21,881			24,463
Retained earnings		13,990			13,974
Total liabilities and retained earnings		$35,871			$38,437
Net interest-earning assets		$12,994			$13,161
Net interest income; average interest rate spread	2.36%		$541	2.50%		$715	3.79%
Net interest margin(4)				3.17%			3.89%
Average interest-earning assets to average interest-bearing liabilities				161.6%			155.8%

Source: Magnolia Bancorp’s prospectus.

Exhibit I-4 (continued)
Mutual Savings and Loan Association
Yields and Costs

		Year Ended December 31,
		2023			2022
	Yield/Rate at December 31, 2023	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.08%	$32,695	$1,322	4.04%	$33,982	$1,297	3.81%
Investment securities(2)	0.44	327	15	4.59	316	2	0.63
Other interest-earning assets	5.33	2,938	146	4.97	8,796	120	1.36
Total interest-earning assets	4.15	35,960	1,483	4.12	43,094	1,419	3.29
Non-interest-earning assets		1,668			922
Total assets		$37,629			$44,016
Interest-bearing liabilities:
Savings and NOW accounts(3)	0.10	$11,512	11	0.10	$12,725	18	0.14
Certificates of deposit	2.73	10,843	134	1.24	15,939	36	0.23
Total deposits	1.36	22,355	145	0.65	28,664	54	0.19
FHLB advances	5.71	269	15	5.58	--	--	--
Total interest-bearing liabilities	1.46	22,624	160	0.71	28,664	54	0.19
Non-interest-bearing liabilities		1,012			1,452
Total liabilities		23,636			30,116
Retained earnings		13,993			13,901
Total liabilities and retained earnings		$37,629			$44,016
Net interest-earning assets		$13,336			$14,430
Net interest income; average interest rate spread	2.69%		$1,323	3.41%		$1,365	3.10%
Net interest margin(4)				3.68%			3.17%
Average interest-earning assets to average interest-bearing liabilities				158.9%			150.3%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Includes FHLB Stock.
(3)	Includes non-interest-bearing NOW amounts, which amounted to $774,624 at June 30, 2024, $854,634 at December 31, 2023 and $806,422 at December 31, 2022.
(4)	Equals net interest income divided by average interest-earning assets.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-5

Mutual Savings and Loan Association
Loan Loss Allowance Activity

Exhibit I-5
Mutual Savings and Loan Association
Loan Loss Allowance Activity

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2024	2023	2023	2022

	(Dollars in thousands)
Total loans outstanding at end of period	$31,585	$32,108	$32,039	$33,559
Average loans outstanding:
One-to four-family residential	29,266	29,605	29,455	30,399
Commercial real estate	670	793	767	955
Multi-family residential	298	311	308	321
Residential construction	328	875	674	806
Land loans	142	183	190	254
Home equity lines of credit	1,048	1,139	950	987
Share loans	313	361	351	260
Total average loans outstanding	$32,065	$33,267	$32,695	$33,982
Allowance for loan losses, beginning of period	$200	$200	$200	$200
Provision for loan losses	--	--	--	--
Charge-offs	--	--	--	--
Recoveries on loans previously charged-off	--	--	--	--
Allowance for loan losses, end of period	$200	$200	$200	$200
Allowance for loan losses as a percent of non-performing loans	588.24%	588.24%	588.24%	588.24%
Allowance for loan losses as a percent of total loans outstanding	0.63%	0.62%	0.62%	0.59%
Allowance for loan losses as a percent of total non-accrual loans	588.24%	588.24%	588.24%	588.24%
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	--%	--%	--%	--%

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-6

Mutual Savings and Loan Association
Interest Rate Risk Analysis

Exhibit I-6
Mutual Savings and Loan Association
Interest Rate Risk Analysis

At June 30, 2024
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

(Dollars in thousands)
400	$8,629	$(4,807)	(35.78)%	31.54%	(925)
300	$9,804	$(3,633)	(27.04)%	34.17%	(661)
200	$11,056	$(2,381)	(17.72)%	36.73%	(405)
100	$12,335	$(1,102)	(8.20)%	39.10%	(169)
50	$12,913	$(523)	(3.89)%	40.03%	(76)

Level	$13,437	$--	--%	40.78%	--

(50)	$13,902	$466	3.47%	41.40%	61
(100)	$14,299	$863	6.42%	41.86%	107
(200)	$14,887	$1,451	10.80%	42.36%	158
(300)	$15,059	$1,622	12.07%	42.11%	132

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Net Interest Income Analysis. In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2024.

Change in Interest Rates in Basis Points (Rate Shock)		Net Interest Income	$ Change	% Change

		(Dollars in thousands)
300	bp	$913	$(117)	(11.3)%
200		954	(76)	(7.4)
100		994	(36)	(3.5)
Static		1,029	--	--
(100)		1,050	21	2.0
(200)		1,055	15	2.5
(300)		1,017	(12)	(1.2)

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-7

Mutual Savings and Loan Association
Fixed and Adjustable Rate Loans

Exhibit I-7
Mutual Savings and Loan Association
Fixed and Adjustable Rate Loans

The following tables show the dollar amount of our loans at June 30, 2024, due after June 30, 2025, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at June 30, 2024

	(In thousands)
One- to four-family residential	$28,768	$--	$28,768
Commercial real estate	657	--	657
Multi-family residential	295	--	295
Residential construction	--	--	--
Land loans	103	--	103
Home equity lines of credit	--	--	--
Share loans	--	304	304
Total	$29,823	$304	$30,127

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-8

Mutual Savings and Loan Association
Loan Portfolio Composition

Exhibit I-8
Mutual Savings and Loan Association
Loan Portfolio Composition

	June 30,		December 31,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$29,460	93.3%	$29,964	93.5%	$30,700	91.5%
Commercial real estate	657	2.1	707	2.2	817	2.4
Multi-family residential	295	0.9	302	0.9	315	0.9
Residential construction	--	--	18	0.1	634	1.9
Land loans	137	0.4	147	0.5	259	0.8
Home equity lines of credit	732	2.3	575	1.8	466	1.4
Total real estate loans	31,281	99.0	31,713	99.0	33,191	98.9
Share loans	304	1.0	326	1.0	368	1.1

Total loans	31,585	100.0%	32,039	100.0%	33,559	100.0%
Unamortized net deferred loan costs	141		142		147
Less allowance for loan losses	(200)		(200)		(200)

Net loans	$31,526		$31,981		$33,506

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-9

Mutual Savings and Loan Association
Contractual Maturity by Loan Type

Exhibit I-9
Mutual Savings and Loan Association
Contractual Maturity by Loan Type

	One- to Four- Family Residential	Commercial Real Estate	Multi- family Residential	Residential Construction	Land Loans	Home Equity Lines of Credit	Share Loans	Total

	(In thousands)
Amounts due after June 30, 2024 in:
One year or less	$--	$--	$--	$--	$34	$732	$304	$1,070
After one year through two years	39	--	--	--	--	--	--	39
After two years through three years	34	--	--	--	15	--	--	49
After three years through five years	240	89	--	--	10	--	--	339
After five years through ten years	3,668	568	--	--	22	--	--	4,258
After ten years through 15 years	2,883	--	295	--	25	--	--	3,203
After 15 years	22,596	--	--	--	31	--	--	22,627
Total	$29,460	$657	$295	$--	$137	$732	$304	$31,585

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-10

Mutual Savings and Loan Association
Loan Originations and Repayments

Exhibit I-10
Mutual Savings and Loan Association
Loan Originations and Repayments

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022

	(In thousands)
Loan originations:
One- to four-family residential	$503	$654	$763	$3,920
Commercial real estate	--	--	--	--
Multi-family residential	--	--	--	--
Residential construction	696	1,042	1,821	2,888
Land loans	--	--	--	--
Home equity lines of credit	280	21	345	311
Share loans	--	--	--	304
Total loan originations	1,479	1,717	2,929	7,423
Loan principal payments	(1,933)	(3,167)	(4,454)	(6,038)
Net increase (decrease) in total loans	$(454)	$(1,450)	$(1,525)	$1,385

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-11

Mutual Savings and Loan Association
Non-Performing Assets

Exhibit I-11
Mutual Savings and Loan Association
Non-Performing Assets

	June 30,	December 31,
	2024	2023	2022

	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$--	$--	$--
Commercial real estate	--	--	--
Multi-family residential	--	--	--
Residential construction	--	--	--
Land loans	34	34	34
Home equity lines of credit	--	--	--
Share loans	--	--	--
Total non-accruing loans	34	34	34
Real estate owned, net	--	--	--
Total non-performing assets	$34	$34	$34
Total loans outstanding	$31,585	$32,039	$33,559
Total assets outstanding	$35,520	$35,803	$39,169
Total non-accruing loans as a percentage of total loans outstanding	0.11%	0.10%	0.10%
Total non-performing loans as a percentage of total loans outstanding(1)	0.11%	0.10%	0.10%
Total non-performing loans as a percentage of total assets(1)	0.10%	0.09%	0.09%
Total non-performing assets as a percentage of total assets	0.10%	0.09%	0.09%

(1)	Non-performing loans consist of non-accruing loans 90 days or more past due.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-12

Mutual Savings and Loan Association
Deposit Composition

Exhibit I-12
Mutual Savings and Loan Association
Deposit Composition

	June 30,		December 31,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands
Certificate accounts:
0.00% - 0.99%	$2,142	10.7%	$3,803	18.2%	$11,345	45.8%
1.00% - 1.99%	248	1.2	249	1.2	569	2.3
2.00% - 2.99%	--	--	--	--	202	0.8
3.00% - 3.99%	3,992	19.9	3,306	15.9	99	0.4
4.00% - 4.99%	250	1.3	436	2.1	--	--
5.00% - 5.99%	3,226	16.1	1,736	8.3	--	--
Total certificate accounts	9,858	49.2	9,530	45.7	12,215	49.3

Transaction accounts:
Savings	2,352	11.8	2,798	13.4	3,071	12.4
Checking	7,817	39.0	8,528	40.9	9,493	38.3
Money market	--	--	--	--	--	--
Total transaction accounts	10,169	50.8	11,326	54.3	12,564	50.7
Total deposits (a)	$20,027	100.0%	$20,856	100.0%	$24,779	100.0%

(a)	Deposits obtained through the use of deposit listing services that are not brokered deposits amounted to $4.7 million at June 30, 2024, $3.7 million at December 31, 2023 and $7.6 million at December 31, 2022.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-13

Mutual Savings and Loan Association
Maturity of Time Deposits

Exhibit I-13
Mutual Savings and Loan Association
Maturity of Time Deposits

	Balance at June 30, 2024 Maturing in the 12 Months Ending June 30,
Certificates of Deposit	2025	2026	2027	Thereafter	Total

	(In thousands)
0.00% - 0.99%	$1,227	$857	$44	$14	$2,142
1.00% - 1.99%	248	--	--	--	248
2.00% - 2.99%	--	--	--	--	--
3.00% - 3.99%	3,992	--	--	--	3,992
4.00% - 4.99%	250	--	--	--	250
5.00% - 5.99%	3,226	--	--	--	3,226
Total certificate accounts	$8,943	$857	$44	$14	$9,858

Source: Magnolia Bancorp’s prospectus.

EXHIBIT I-14

Mutual Savings and Loan Association
Borrowing Activity

Exhibit I-14
Mutual Savings and Loan Association
Borrowing Activity

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2024	2023	2023	2022

	(Dollars in thousands)
FHLB advances:
Average balance outstanding	$675	$58	$269	$--
Maximum amount outstanding at any month-end during the period	850	500	1,000	--
Balance outstanding at end of period	850	--	500	--
Average interest rate during the period	5.63%	5.71%	5.58%	--%
Weighted average interest rate at end of period	5.65%	5.71%	5.71%	--%

Source: Magnolia Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
Mutual Savings and Loan Association
Description of Office Properties

Properties

We currently conduct business from our main office and one full-service banking office. We own the land and the building for each office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at June 30, 2024.

	Net Book Value of Property	Amount of Deposits

Description/Address	(In thousands)
Main Office:	$706	$12,525
2900 Clearview Pkwy. Metairie, LA 70006

Branch Office:
68021 Capital Trace Row Mandeville, LA 70471	714	7,500

Total	$1,420	$20,025

Source: Magnolia Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%

2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
As of August 2, 2024		8.50%	5.29%	4.33%	3.80%

(1)   End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 2, 2024

										As of
										August 2, 2024
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$564	6	Dec	1/8/19	$8.90	$50
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$873	3	Dec	4/27/17	$21.20	$136
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$22,855	1	Jun	3/14/05	$67.22	$3,829
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,045	21	Dec	7/15/21	$10.45	$227
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,367	4	Dec	1/8/96	$5.02	$30
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$897	14	Dec	1/12/05	$14.12	$161
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,603	49	Sep	3/31/99	$5.76	$747
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$757	7	Mar	10/24/94	$1.77	$9
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$295	6	Dec	10/12/21	$11.99	$55
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$463	9	Mar	10/19/23	$11.03	$46
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,336	3	Dec	7/27/22	$13.61	$125
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,234	22	Sep	4/3/07	$17.15	$163
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,220	15	Dec	1/29/15	$10.11	$89
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$576	5	Dec	7/16/19	$9.33	$44
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,941	38	Dec	7/9/12	$40.54	$310
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$411	10	Dec	7/10/06	$10.37	$23
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,787	33	Dec	6/29/16	$12.45	$520
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,521	9	Dec	12/13/88	$245.20	$535
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$638	11	Jun	1/18/05	$12.34	$37
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$905	8	Jun	7/7/11	$16.85	$54
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,683	43	Jun	2/23/05	$6.79	$423
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$944	7	Sep	1/23/06	$12.40	$82
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Hicksville	NY	$119,055	418	Dec	11/23/93	$9.91	$3,481
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,930	12	Dec	7/5/06	$21.44	$252
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,746	39	Dec	11/7/07	$11.55	$502
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$266	3	Dec	1/18/22	$10.02	$49
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$449	6	Dec	7/14/21	$15.14	$36
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$2,842	15	Dec	9/29/17	$9.37	$210
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,647	7	Dec	7/15/15	$10.33	$172
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,272	14	Jun	6/27/96	$13.15	$90
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,070	165	Dec	1/15/03	$17.30	$2,251
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,538	17	Mar	10/26/93	$4.57	$96
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,021	15	Jun	9/19/23	$9.68	$92
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,375	27	Dec	11/16/17	$5.51	$289
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$464	8	Dec	7/14/21	$13.75	$41
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,901	23	Sep	1/12/98	$27.75	$221
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,783	63	Dec	11/6/14	$84.84	$1,978
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,107	138	Dec		$33.26	$632
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,290	16	Dec	10/4/05	$14.16	$263
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,586	27	Dec	12/27/01	$7.75	$164
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$819	13	Jun	4/15/08	$12.25	$114
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,745	93	Dec	11/26/86	$51.92	$3,077
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$975	9	Dec	1/15/20	$7.34	$94
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$363	4	Jun	1/12/22	$6.82	$44
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,764	69	Dec	4/19/18	$17.46	$1,830
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,826	21	Jun	12/30/98	$32.28	$550
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$369	7	Jun	3/2/05	$3.34	$27
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$711	12	Dec	4/3/06	$12.90	$73
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,895	23	Jun	7/17/19	$10.93	$276
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,276	17	Dec	1/16/19	$8.49	$91
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,035	38	Sep	4/20/07	$12.96	$3,606

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Southwest, Southeast and Midwest Institutions

Exhibit III-2

Public Market Pricing of Southwest, Southeast and Midwest Institutions

As of August 2, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$22.58	$517.15	$0.83	$23.73	16.65	x	82.89%	10.08%	89.61%	11.93	x	$0.32	1.69%	86.92%	$6,496	12.48%	10.64%	0.28%	0.15%	1.38%	0.36%	3.13%
Median			$12.30	$161.85	$0.39	$17.19	12.84	x	76.14%	9.37%	78.93%	11.24	x	$0.13	1.09%	48.29%	$1,774	11.16%	10.55%	0.06%	0.34%	2.97%	0.30%	2.68%

Comparable Group
Averages			$18.03	$312.04	$0.58	$17.01	18.17	x	91.49%	13.47%	97.62%	17.47	x	$0.17	1.49%	67.87%	$2,043	15.16%	12.33%	0.20%	-0.20%	-0.37%	0.26%	2.75%
Medians			$12.17	$54.40	$0.50	$16.99	22.48	x	76.48%	10.94%	78.93%	18.91	x	$0.00	0.00%	65.57%	$755	14.09%	11.85%	0.05%	0.25%	2.39%	0.41%	3.12%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$8.90	$49.60	$(0.59)	$11.89	NM		74.82%	9.48%	74.82%	NM		$0.00	0.00%	NA	$564	12.67%	12.67%	0.00%	-1.23%	-9.47%	-0.59%	-4.56%
AFBI	Affinity Bancshares, Inc.	GA	$21.20	$136.03	$0.86	$19.49	25.24	x	108.77%	15.59%	127.38%	24.56	x	$0.00	0.00%	NA	$873	14.33%	12.50%	0.00%	0.64%	4.54%	0.66%	4.66%
CFFN	Capitol Federal Financial, Inc.	KS	$5.76	$747.13	$0.38	$7.69	NM		74.91%	7.96%	75.33%	15.34	x	$0.34	5.90%	NA	$9,603	10.63%	0.00%	0.09%	-1.17%	-11.00%	0.49%	4.64%
CLST	Catalyst Bancorp, Inc.	LA	$11.99	$54.65	$0.21	$18.09	NM		66.28%	18.18%	66.28%	NM		$0.00	0.00%	NA	$295	27.43%	27.43%	0.56%	-1.34%	-4.45%	0.33%	1.09%
CPBI	Central Plains Bancshares, Inc.	NE	$11.03	$45.56	$2.19	$18.95	5.04	x	58.21%	9.83%	0.00%	5.04	x	$0.00	0.00%	NA	$463	16.90%	0.00%	0.12%	0.85%	8.32%	0.85%	8.32%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.34	$37.26	$1.26	$16.79	10.46	x	73.48%	6.09%	79.81%	9.80	x	$0.52	4.21%	42.80%	$638	8.28%	7.68%	0.00%	0.55%	6.94%	0.59%	7.41%
IROQ	IF Bancorp, Inc.	IL	$16.85	$54.15	$0.61	$21.59	27.62	x	78.05%	6.24%	78.05%	27.62	x	$0.40	2.37%	65.57%	$905	8.00%	8.00%	0.00%	0.22%	2.76%	0.22%	2.76%
NSTS	NSTS Bancorp, Inc.	IL	$10.02	$49.37	$(0.60)	$14.48	NM		69.20%	20.06%	69.20%	NM		$0.00	0.00%	NA	$266	28.98%	28.98%	0.09%	-1.70%	-5.55%	-1.15%	-3.75%
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MI	$5.51	$288.57	$0.14	$6.28	NM		87.75%	12.15%	87.75%	NM		$0.00	0.00%	NA	$2,375	13.85%	13.85%	0.47%	0.27%	2.01%	0.27%	2.04%
TCBS	Texas Community Bancshares, Inc.	TX	$13.75	$40.86	$0.38	$16.15	NM		85.16%	9.45%	85.55%	NM		$0.16	1.16%	NA	$464	11.10%	11.05%	0.00%	-0.55%	-5.33%	0.27%	2.59%
TFIN	Triumph Financial, Inc.	TX	$84.84	$1,978.02	$1.47	$35.51	NM		238.93%	34.53%	344.82%	NM		$0.00	0.00%	NA	$5,783	15.12%	11.21%	1.09%	0.53%	3.37%	0.69%	4.38%
WSBF	Waterstone Financial, Inc.	WI	$14.16	$263.29	$0.63	$17.20	22.48	x	82.35%	12.05%	82.50%	22.48	x	$0.60	4.24%	95.24%	$2,290	14.63%	14.61%	0.00%	0.54%	3.47%	0.54%	3.47%

MHC
WSFS	WSFS Financial Corporation	DE	$51.92	$3,077.27	$4.62	$42.01	11.49	x	123.59%	14.82%	210.94%	11.24	x	$0.60	1.16%	13.27%	$20,745	11.95%	0.00%	0.32%	1.33%	11.48%	1.31%	11.30%
CLBK	Columbia Financial, Inc.	NJ	$17.46	$1,829.99	$0.24	$9.99	NM		174.74%	16.99%	197.52%	NM		$0.00	0.00%	NA	$10,764	9.72%	8.70%	0.25%	0.18%	1.77%	0.24%	2.37%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Mid-Atlantic Thrift Institutions

Exhibit III-3

Public Market Pricing of Mid-Atlantic Institutions

As of August 2, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$22.58	$517.15	$0.83	$23.73	16.65	x	82.89%	10.08%	89.61%	11.93	x	$0.32	1.69%	86.92%	$6,496	12.48%	10.64%	0.28%	0.15%	1.38%	0.36%	3.13%
Median			$12.30	$161.85	$0.39	$17.19	12.84	x	76.14%	9.37%	78.93%	11.24	x	$0.13	1.09%	48.29%	$1,774	11.16%	10.55%	0.06%	0.34%	2.97%	0.30%	2.68%

Comparable Group
Averages			$15.58	$690.28	$0.30	$21.68	14.27	x	74.42%	8.74%	83.00%	6.89	x	$0.33	1.83%	112.71%	$11,633	12.73%	10.48%	0.44%	0.19%	0.48%	0.28%	1.52%
Medians			$12.25	$209.98	$0.00	$18.04	12.35	x	77.06%	8.65%	81.83%	7.79	x	$0.13	1.16%	44.37%	$2,045	11.55%	10.72%	0.32%	0.37%	3.36%	0.00%	0.00%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$10.45	$226.78	$(0.43)	$14.70	NM		71.07%	12.01%	71.15%	NM		$0.00	0.00%	NA	$2,045	16.90%	16.88%	0.30%	-0.47%	-2.68%	-0.47%	-2.69%
BVFL	BV Financial, Inc.	MD	$14.12	$160.79	$1.19	$18.04	11.87	x	78.26%	17.92%	84.57%	11.88	x	$0.13	0.00%	NA	$897	22.90%	21.56%	0.93%	1.40%	6.76%	1.40%	6.76%
CARV	Carver Bancorp, Inc.	NY	$1.77	$9.02	$(0.66)	$4.00	NM		44.23%	1.24%	44.23%	NM		$0.00	0.00%	NA	$757	5.59%	5.59%	1.56%	-0.40%	-7.04%	-0.44%	-7.59%
ESSA	ESSA Bancorp, Inc.	PA	$17.15	$162.91	$1.83	$22.26	9.48	x	77.06%	7.78%	82.08%	9.36	x	$0.60	3.50%	33.15%	$2,234	10.10%	9.54%	0.00%	0.79%	7.84%	0.80%	7.93%
GBNY	Generations Bancorp NY, Inc.	NY	$10.37	$23.25	$(1.03)	$16.46	NM		62.99%	5.66%	64.10%	NM		$0.00	0.00%	NA	$411	8.98%	8.84%	0.80%	-0.48%	-5.31%	-0.53%	-5.87%
KRNY	Kearny Financial Corp.	NJ	$6.79	$422.54	$0.06	$11.70	NM		58.06%	5.69%	68.79%	NM		$0.44	6.48%	NA	$7,683	9.81%	0.00%	0.52%	-1.10%	-10.51%	0.05%	0.45%
MGYR	Magyar Bancorp, Inc.	NJ	$12.40	$81.76	$0.00	$16.55	10.60	x	74.92%	8.65%	74.92%	0.00	x	$0.20	1.61%	22.22%	$944	11.55%	11.55%	0.00%	0.81%	6.98%	0.00%	0.00%
NYCB	New York Community Bancorp, Inc.	NY	$9.91	$3,481.43	$(5.10)	$67.41	NM		14.70%	0.98%	15.82%	NM		$0.12	1.21%	NA	$119,055	7.05%	6.62%	1.65%	-2.74%	-31.68%	-0.69%	-8.00%
NECB	Northeast Community Bancorp, Inc.	NY	$21.44	$251.67	$3.45	$21.44	6.21	x	99.99%	15.54%	99.99%	6.21	x	$0.40	1.87%	9.28%	$1,930	15.54%	15.54%	0.30%	2.70%	16.97%	2.71%	16.99%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$11.55	$502.04	$0.67	$15.94	17.24	x	72.44%	8.74%	77.01%	17.20	x	$0.52	4.50%	77.61%	$5,746	12.06%	11.43%	0.00%	0.51%	4.14%	0.51%	4.14%
PBBK	PB Bankshares, Inc.	PA	$15.14	$35.96	$0.00	$18.17	22.60	x	83.31%	8.65%	83.31%	0.00	x	$0.00	0.00%	NA	$449	10.38%	10.38%	0.00%	0.37%	3.36%	0.00%	0.00%
PDLB	Ponce Financial Group, Inc.	NY	$9.37	$209.98	$0.00	$11.45	24.03	x	81.83%	8.53%	81.83%	0.00	x	$0.00	0.00%	NA	$2,842	17.51%	17.51%	0.00%	0.31%	1.78%	0.00%	0.00%
PFS	Provident Financial Services, Inc.	NJ	$17.30	$2,250.62	$1.33	$19.60	16.32	x	88.26%	9.37%	106.06%	13.00	x	$0.96	5.55%	90.57%	$24,070	10.62%	0.00%	0.33%	0.50%	4.29%	0.65%	5.62%
SRBK	SR Bancorp, Inc.	NJ	$9.68	$91.99	$(0.80)	$20.98	NM		46.11%	9.01%	53.69%	NM		$0.00	0.00%	NA	$1,021	19.54%	17.26%	0.00%	-1.11%	-6.03%	-0.56%	-3.05%
TRST	TrustCo Bank Corp NY	NY	$33.26	$632.27	$0.00	$34.46	12.84	x	96.51%	0.00%	96.59%	0.00	x	$1.44	4.33%	55.60%	$6,107	10.73%	10.72%	0.35%	0.81%	7.71%	0.00%	0.00%
WMPN	William Penn Bancorporation	PA	$12.25	$114.46	$(0.01)	$13.34	NM		91.86%	13.98%	95.88%	NM		$0.12	0.98%	600.00%	$819	15.22%	14.68%	0.40%	0.02%	0.13%	-0.01%	-0.07%
WSFS	WSFS Financial Corporation	DE	$51.92	$3,077.27	$4.62	$42.01	11.49	x	123.59%	14.82%	210.94%	11.24	x	$0.60	1.16%	13.27%	$20,745	11.95%	0.00%	0.32%	1.33%	11.48%	1.31%	11.30%

MHCs
BSBK	Bogota Financial Corp.	NJ	$7.34	$93.56	$0.00	$10.37	NM		70.79%	9.90%	70.88%	0.00	x	$0.00	0.00%	NA	$975	13.99%	13.97%	0.00%	-0.22%	-1.53%	0.00%	0.00%
CLBK	Columbia Financial, Inc.	NJ	$17.46	$1,829.99	$0.24	$9.99	NM		174.74%	16.99%	197.52%	NM		$0.00	0.00%	NA	$10,764	9.72%	8.70%	0.25%	0.18%	1.77%	0.24%	2.37%
GCBC	Greene County Bancorp, Inc.	NY	$32.28	$549.63	$0.00	$12.10	22.26	x	266.81%	19.45%	266.81%	0.00	x	$0.36	1.12%	22.76%	$2,826	7.29%	7.29%	0.00%	0.92%	12.84%	0.00%	0.00%
LSBK	Lake Shore Bancorp, Inc.	NY	$12.90	$72.78	$0.00	$15.15	16.97	x	85.13%	10.41%	85.13%	0.00	x	$0.72	5.58%	47.37%	$711	12.23%	12.23%	0.00%	0.62%	5.23%	0.00%	0.00%
PBFS	Pioneer Bancorp, Inc.	NY	$10.93	$275.73	$0.00	$0.00	17.92	x	98.26%	0.00%	103.25%	0.00	x	$0.00	0.00%	NA	$1,895	15.64%	0.00%	0.00%	0.80%	5.42%	0.00%	0.00%
RBKB	Rhinebeck Bancorp, Inc.	NY	$8.49	$91.27	$0.41	$10.49	21.77	x	80.90%	7.37%	82.64%	20.75	x	$0.00	0.00%	NA	$1,276	9.11%	8.93%	0.00%	0.33%	3.80%	0.34%	3.97%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2019-2024	2024-2029	2024	% State	Market
Institution	County	2019	2024	2029	% Change	% Change	Amount	Average	Share(1)
1895 Bancorp of Wisconsin, Inc.	Milwaukee, WI	949,929	914,414	904,378	-0.8%	-0.2%	37,211	89.1%	0.46%
BV Financial, Inc.	Baltimore, MD	836,017	848,697	856,438	0.3%	0.2%	47,704	92.2%	0.80%
Catalyst Bancorp, Inc.	Saint Landry, LA	83,438	81,460	81,048	-0.5%	-0.1%	25,603	74.5%	9.08%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	243,505	225,369	216,459	-1.5%	-0.8%	31,121	90.6%	7.15%
IF Bancorp, Inc.	Iroquois, IL	27,443	26,075	25,286	-1.0%	-0.6%	36,479	81.4%	20.55%
Magyar Bancorp, Inc.	Middlesex, NJ	847,762	866,221	880,705	0.4%	0.3%	50,625	96.7%	1.26%
NSTS Bancorp, Inc.	Lake, IL	703,068	708,841	710,616	0.2%	0.1%	54,248	121.1%	0.61%
PB Bankshares, Inc.	Chester, PA	523,034	552,127	571,812	1.1%	0.7%	62,215	144.2%	1.23%
Texas Community Bancshares, Inc.	Wood, TX	44,931	47,226	49,788	1.0%	1.1%	38,562	100.2%	18.27%
William Penn Bancorporation	Bucks, PA	629,559	646,339	651,829	0.5%	0.2%	55,634	128.9%	1.20%

	Averages:	488,869	491,677	494,836	0.0%	0.1%	43,940	101.9%	6.06%
	Medians:	576,297	599,233	611,821	0.2%	0.1%	43,133	94.4%	1.25%

Mutual Savings and Loan Association	Jefferson, LA	440,401	422,554	412,324	-0.8%	-0.5%	34,681	101.0%	0.10%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2023.

EXHIBIT IV-1

Stock Prices:

As of August 2, 2024

RP® Financial, LC.

 Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of August 2, 2024

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	8.90	5,573	49.6	9.19	6.00	9.15	-2.73	14.84	27.32	-1.23	-0.59	11.89	11.89	101.24
AFBI	Affinity Bancshares, Inc.	SE	21.20	6,417	136.0	21.98	13.50	21.23	-0.15	54.07	32.75	0.84	0.86	19.49	16.64	135.98
AX	Axos Financial, Inc.	WE	67.22	56,895	3,829.4	79.15	32.05	76.58	-12.22	48.52	23.11	7.66	6.56	40.26	37.77	401.71
BLFY	Blue Foundry Bancorp	MA	10.45	21,701	226.8	11.48	7.08	11.40	-8.33	1.75	8.07	-0.43	-0.43	14.70	14.69	94.26
BYFC	Broadway Financial Corporation	WE	5.02	9,132	45.8	8.47	4.41	5.10	-1.57	-37.87	-26.03	0.33	0.00	14.19	0.00	149.73
BVFL	BV Financial, Inc.	MA	14.12	11,388	160.8	15.00	9.65	14.04	0.57	39.66	-0.42	1.19	1.19	18.04	16.70	78.78
CFFN	Capitol Federal Financial, Inc.	MW	5.76	129,909	747.1	6.82	4.22	6.48	-11.11	-11.79	-10.70	-0.85	0.38	7.69	0.00	73.92
CARV	Carver Bancorp, Inc.	MA	1.77	5,095	9.0	2.97	1.15	2.01	-11.94	-32.44	-10.15	-0.61	-0.66	4.00	4.00	148.54
CLST	Catalyst Bancorp, Inc.	SW	11.99	4,558	54.7	12.30	10.60	11.98	0.12	-0.25	10.61	-0.91	0.21	18.09	18.09	64.79
CPBI	Central Plains Bancshares, Inc.	MW	11.03	4,131	45.6	12.20	8.20	11.36	-2.90	21.21	8.14	2.19	2.19	18.95	0.00	112.15
ECBK	ECB Bancorp, Inc.	NE	13.61	9,200	125.2	14.17	9.82	14.08	-3.34	7.25	8.36	0.41	0.40	18.09	18.09	145.21
ESSA	ESSA Bancorp, Inc.	MA	17.15	9,499	162.9	20.87	14.30	20.18	-15.01	0.65	-14.34	1.81	1.83	22.26	20.89	235.14
FNWB	First Northwest Bancorp	WE	10.11	8,771	88.7	16.12	8.91	10.18	-0.69	-24.04	-36.57	-0.14	0.10	17.19	17.08	253.07
FSEA	First Seacoast Bancorp, Inc.	NE	9.33	4,709	43.9	9.44	6.25	9.20	1.41	16.77	21.33	-2.64	0.00	12.75	12.70	122.43
FSBW	FS Bancorp, Inc.	WE	40.54	7,644	309.9	45.30	28.07	43.62	-7.06	28.66	9.69	4.55	5.73	36.68	34.22	384.77
GBNY	Generations Bancorp NY, Inc.	MA	10.37	2,242	23.2	11.62	8.04	10.50	-1.24	5.92	2.27	-0.91	-1.03	16.46	16.18	183.26
HONE	HarborOne Bancorp, Inc.	NE	12.45	41,765	520.0	14.00	9.14	13.58	-8.32	19.83	3.92	0.38	0.58	12.99	11.63	138.56
HIFS	Hingham Institution for Savings	NE	245.20	2,180	534.6	257.86	147.01	241.10	1.70	11.29	26.13	9.40	4.10	191.34	191.34	2073.49
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	12.34	3,020	37.3	16.50	10.60	11.95	3.26	-20.28	-13.95	1.18	1.26	16.79	15.46	211.11
IROQ	IF Bancorp, Inc.	MW	16.85	3,213	54.1	18.51	14.00	17.21	-2.09	8.50	5.12	0.61	0.61	21.59	21.59	281.62
KRNY	Kearny Financial Corp.	MA	6.79	62,229	422.5	9.46	5.28	7.16	-5.17	-17.90	-24.30	-1.39	0.06	11.70	0.00	123.47
MGYR	Magyar Bancorp, Inc.	MA	12.40	6,594	81.8	12.71	9.00	12.50	-0.80	10.24	10.47	1.17	0.00	16.55	16.55	143.22
NYCB	New York Community Bancorp, Inc.	MA	9.91	117,101	3,481.4	40.92	5.10	11.22	-11.68	-75.44	-67.71	-15.25	-5.10	67.41	62.66	1016.68
NECB	Northeast Community Bancorp, Inc.	MA	21.44	12,699	251.7	23.23	13.93	23.03	-6.90	33.67	20.86	3.45	3.45	21.44	21.44	152.00
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	11.55	43,467	502.0	13.48	6.98	12.75	-9.41	-2.45	-8.19	0.67	0.67	15.94	15.00	132.20
NSTS	NSTS Bancorp, Inc.	MW	10.02	4,928	49.4	10.49	8.52	10.02	0.00	9.87	5.36	-0.88	-0.60	14.48	14.48	53.89
PBBK	PB Bankshares, Inc.	MA	15.14	2,375	36.0	17.35	11.71	15.48	-2.20	16.19	20.73	0.67	0.00	18.17	18.17	189.05
PDLB	Ponce Financial Group, Inc.	MA	9.37	22,409	210.0	10.19	7.31	10.02	-6.49	-0.85	-4.00	0.39	0.00	11.45	11.45	126.82
PVBC	Provident Bancorp, Inc.	NE	10.33	16,660	172.1	12.32	7.36	11.86	-12.90	3.71	2.58	0.43	0.43	12.70	12.70	98.85
PROV	Provident Financial Holdings, Inc.	WE	13.15	6,848	90.4	15.40	10.16	13.05	0.77	-7.33	4.28	1.06	1.00	18.98	18.98	185.78
PFS	Provident Financial Services, Inc.	MA	17.30	130,094	2,250.6	19.16	13.07	19.01	-9.00	-5.21	-4.05	1.06	1.33	19.60	0.00	185.02
RVSB	Riverview Bancorp, Inc.	WE	4.57	21,111	96.5	6.57	3.30	4.60	-0.65	-19.54	-28.59	0.10	0.28	7.39	6.09	72.87
SRBK	SR Bancorp, Inc.	MA	9.68	9,508	92.0	10.00	8.01	9.83	-1.58	4.26	1.20	-1.59	-0.80	20.98	18.02	107.37
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	5.51	52,372	288.6	6.26	4.55	5.92	-6.93	-6.29	-4.51	0.14	0.14	6.28	6.28	45.34
TCBS	Texas Community Bancshares, Inc.	SW	13.75	2,971	40.9	15.24	11.78	13.75	0.00	10.44	-2.59	-0.80	0.38	16.15	16.07	156.08
TSBK	Timberland Bancorp, Inc.	WE	27.75	7,953	220.7	32.24	23.93	31.66	-12.35	-11.17	-11.79	3.02	3.03	30.33	28.36	238.97
TFIN	Triumph Financial, Inc.	SW	84.84	23,315	1,978.0	95.46	56.91	94.18	-9.92	20.99	5.81	1.10	1.47	35.51	24.60	248.06
TRST	TrustCo Bank Corp NY	MA	33.26	19,010	632.3	36.51	23.78	35.40	-6.05	9.66	7.12	0.00	0.00	34.46	34.44	321.23
WSBF	Waterstone Financial, Inc.	MW	14.16	18,863	263.3	15.66	9.62	15.47	-8.47	3.06	-0.28	0.63	0.63	17.20	17.16	121.38
WNEB	Western New England Bancorp, Inc.	NE	7.75	21,138	163.8	9.25	6.00	8.46	-8.39	19.05	-13.89	0.64	0.58	11.07	10.41	122.34
WMPN	William Penn Bancorporation	MA	12.25	9,344	114.5	12.96	10.80	11.90	2.94	8.99	0.33	0.02	-0.01	13.34	12.78	87.62
WSFS	WSFS Financial Corporation	MA	51.92	59,269	3,077.3	58.59	33.12	56.86	-8.69	22.25	13.04	4.52	4.62	42.01	0.00	350.00

MHCs
BSBK	Bogota Financial Corp.	MA	7.34	12,853	93.6	8.75	6.40	7.48	-1.87	-14.05	-8.82	-0.15	0.00	10.37	10.36	75.84
CFSB	CFSB Bancorp, Inc.	NE	6.82	6,400	43.6	7.95	5.85	6.84	-0.29	-3.81	5.71	0.01	0.01	11.47	11.47	56.79
CLBK	Columbia Financial, Inc.	MA	17.46	104,922	1,830.0	20.46	13.79	18.39	-5.06	-0.51	-9.44	0.18	0.24	9.99	8.84	102.59
GCBC	Greene County Bancorp, Inc.	MA	32.28	17,027	549.6	37.25	22.34	36.66	-11.95	-4.10	14.47	1.45	0.00	12.10	12.10	165.96
KFFB	Kentucky First Federal Bancorp	MW	3.34	8,099	27.0	6.22	3.04	3.33	0.30	-45.34	-24.60	-0.08	-0.08	6.06	5.94	45.58
LSBK	Lake Shore Bancorp, Inc.	MA	12.90	5,642	72.8	13.15	9.51	12.58	2.54	21.71	10.16	0.76	0.00	15.15	15.15	126.03
PBFS	Pioneer Bancorp, Inc.	MA	10.93	25,227	275.7	11.40	7.81	11.25	-2.84	13.15	9.19	0.61	0.00	0.00	0.00	75.13
RBKB	Rhinebeck Bancorp, Inc.	MA	8.49	10,751	91.3	9.51	6.10	8.64	-1.74	18.91	5.47	0.39	0.41	10.49	10.27	118.69
TFSL	TFS Financial Corporation	MW	12.96	278,219	3,605.7	15.25	10.97	14.06	-7.82	-12.37	-11.78	0.28	0.28	0.00	0.00	61.23

Under Acquisition
HMNF	HMN Financial, Inc.	MW	25.56	4,353	111.3	26.90	17.60	26.40	-3.18	30.28	11.13	1.19	0.00	24.71	24.71	255.81
TBNK	Territorial Bancorp Inc.	WE	9.23	8,600	79.4	12.09	6.85	10.30	-10.39	-17.37	-17.22	-0.01	0.07	28.21	28.21	0.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of August 2, 2024

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	12.67	12.67	-1.23	-9.47	-0.59	-4.56	0.00	336.29	NM	74.82	9.48	74.82	NM	0.00	0.00	NM
AFBI	Affinity Bancshares, Inc.	SE	14.33	12.50	0.64	4.54	0.66	4.66	0.00	0.00	25.24	108.77	15.59	127.38	24.56	0.00	0.00	NM
AX	Axos Financial, Inc.	WE	10.02	9.46	2.08	21.64	1.78	18.54	0.00	230.57	8.78	166.96	16.73	177.98	10.24	0.00	0.00	NM
BLFY	Blue Foundry Bancorp	MA	16.90	16.88	-0.47	-2.68	-0.47	-2.69	0.30	209.84	NM	71.07	12.01	71.15	NM	0.00	0.00	NM
BYFC	Broadway Financial Corporation	WE	0.00	0.00	0.21	1.00	0.00	0.00	0.02	NM	15.21	35.38	0.00	43.70	0.00	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	22.90	21.56	1.40	6.76	1.40	6.76	0.93	104.23	11.87	78.26	17.92	84.57	11.88	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.63	0.00	-1.17	-11.00	0.49	4.64	0.09	300.52	NM	74.91	7.96	75.33	15.34	0.34	5.90	NM
CARV	Carver Bancorp, Inc.	MA	5.59	5.59	-0.40	-7.04	-0.44	-7.59	1.56	49.86	NM	44.23	1.24	44.23	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	27.43	27.43	-1.34	-4.45	0.33	1.09	0.56	141.99	NM	66.28	18.18	66.28	56.96	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.90	0.00	0.85	8.32	0.85	8.32	0.12	NM	5.04	58.21	9.83	0.00	5.04	0.00	0.00	NM
ECBK	ECB Bancorp, Inc.	NE	12.46	12.46	0.28	2.14	0.28	2.10	0.00	0.00	33.20	75.22	9.37	75.22	33.76	0.00	0.00	NM
ESSA	ESSA Bancorp, Inc.	MA	10.10	9.54	0.79	7.84	0.80	7.93	0.00	0.00	9.48	77.06	7.78	82.08	9.36	0.60	3.50	33.15
FNWB	First Northwest Bancorp	WE	7.32	7.28	-0.06	-0.75	0.04	0.56	0.00	70.91	NM	58.81	4.31	59.20	103.11	0.28	2.77	NM
FSEA	First Seacoast Bancorp, Inc.	NE	11.23	11.19	-2.19	-17.59	0.00	0.00	0.02	NM	NM	73.17	8.22	73.47	0.00	0.00	0.00	NM
FSBW	FS Bancorp, Inc.	WE	9.66	9.07	1.23	13.61	1.54	17.10	0.00	0.00	8.91	110.51	10.67	118.47	7.07	1.08	2.66	22.86
GBNY	Generations Bancorp NY, Inc.	MA	8.98	8.84	-0.48	-5.31	-0.53	-5.87	0.80	92.42	NM	62.99	5.66	64.10	NM	0.00	0.00	NM
HONE	HarborOne Bancorp, Inc.	NE	9.98	9.03	0.28	2.71	0.42	4.12	0.00	0.00	32.76	95.88	9.56	107.03	21.59	0.32	2.57	81.58
HIFS	Hingham Institution for Savings	NE	9.23	9.23	0.48	5.00	0.21	2.18	0.00	0.00	26.09	128.15	11.83	128.15	59.83	2.52	1.03	26.81
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.28	7.68	0.55	6.94	0.59	7.41	0.00	0.00	10.46	73.48	6.09	79.81	9.80	0.52	4.21	42.80
IROQ	IF Bancorp, Inc.	MW	8.00	8.00	0.22	2.76	0.22	2.76	0.00	NM	27.62	78.05	6.24	78.05	27.62	0.40	2.37	65.57
KRNY	Kearny Financial Corp.	MA	9.81	0.00	-1.10	-10.51	0.05	0.45	0.52	112.68	NM	58.06	5.69	68.79	113.29	0.44	6.48	NM
MGYR	Magyar Bancorp, Inc.	MA	11.55	11.55	0.81	6.98	0.00	0.00	0.00	0.00	10.60	74.92	8.65	74.92	0.00	0.20	1.61	22.22
NYCB	New York Community Bancorp, Inc.	MA	7.05	6.62	-2.74	-31.68	-0.69	-8.00	1.65	65.23	NM	14.70	0.98	15.82	NM	0.12	1.21	NM
NECB	Northeast Community Bancorp, Inc.	MA	15.54	15.54	2.70	16.97	2.71	16.99	0.30	111.60	6.21	99.99	15.54	99.99	6.21	0.40	1.87	9.28
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.06	11.43	0.51	4.14	0.51	4.14	0.00	208.21	17.24	72.44	8.74	77.01	17.20	0.52	4.50	77.61
NSTS	NSTS Bancorp, Inc.	MW	28.98	28.98	-1.70	-5.55	-1.15	-3.75	0.09	496.62	NM	69.20	20.06	69.20	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	MA	10.38	10.38	0.37	3.36	0.00	0.00	0.00	0.00	22.60	83.31	8.65	83.31	0.00	0.00	0.00	NM
PDLB	Ponce Financial Group, Inc.	MA	17.51	17.51	0.31	1.78	0.00	0.00	0.00	0.00	24.03	81.83	8.53	81.83	0.00	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	NE	13.62	13.62	0.43	3.18	0.43	3.18	1.29	95.43	24.02	81.35	11.08	81.35	24.02	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.21	10.21	0.57	5.62	0.54	5.29	0.20	272.15	12.41	69.30	7.08	69.30	13.17	0.56	4.26	52.83
PFS	Provident Financial Services, Inc.	MA	10.62	0.00	0.50	4.29	0.65	5.62	0.33	277.50	16.32	88.26	9.37	106.06	13.00	0.96	5.55	90.57
RVSB	Riverview Bancorp, Inc.	WE	10.14	8.51	0.12	1.23	0.37	3.74	0.00	0.00	45.70	61.88	6.27	75.03	16.12	0.08	1.75	200.00
SRBK	SR Bancorp, Inc.	MA	19.54	17.26	-1.11	-6.03	-0.56	-3.05	0.00	0.00	NM	46.11	9.01	53.69	NM	0.00	0.00	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.85	13.85	0.27	2.01	0.27	2.04	0.47	249.40	39.36	87.75	12.15	87.75	38.69	0.00	0.00	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.10	11.05	-0.55	-5.33	0.27	2.59	0.00	228.03	NM	85.16	9.45	85.55	35.99	0.16	1.16	NM
TSBK	Timberland Bancorp, Inc.	WE	12.69	11.97	1.31	10.44	1.32	10.49	0.22	413.74	9.19	91.50	11.61	97.84	9.15	0.96	3.46	31.46
TFIN	Triumph Financial, Inc.	SW	15.12	11.21	0.53	3.37	0.69	4.38	1.09	64.79	77.13	238.93	34.53	344.82	57.84	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	MA	10.73	10.72	0.81	7.71	0.00	0.00	0.35	0.00	12.84	96.51	0.00	96.59	0.00	1.44	4.33	55.60
WSBF	Waterstone Financial, Inc.	MW	14.63	14.61	0.54	3.47	0.54	3.47	0.00	0.00	22.48	82.35	12.05	82.50	22.48	0.60	4.24	95.24
WNEB	Western New England Bancorp, Inc.	NE	9.14	8.65	0.53	5.76	0.48	5.21	0.23	332.66	12.11	70.00	6.40	74.44	13.39	0.28	3.61	43.75
WMPN	William Penn Bancorporation	MA	15.22	14.68	0.02	0.13	-0.01	-0.07	0.40	90.27	NM	91.86	13.98	95.88	NM	0.12	0.98	600.00
WSFS	WSFS Financial Corporation	MA	11.95	0.00	1.33	11.48	1.31	11.30	0.32	309.62	11.49	123.59	14.82	210.94	11.24	0.60	1.16	13.27

MHCs
BSBK	Bogota Financial Corp.	MA	13.99	13.97	-0.22	-1.53	0.00	0.00	0.00	0.00	NM	70.79	9.90	70.88	0.00	0.00	0.00	NM
CFSB	CFSB Bancorp, Inc.	NE	20.93	20.93	0.01	0.04	0.01	0.04	0.00	NM	NM	59.48	12.45	59.48	NM	0.00	0.00	NM
CLBK	Columbia Financial, Inc.	MA	9.72	8.70	0.18	1.77	0.24	2.37	0.25	225.71	97.00	174.74	16.99	197.52	73.12	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	MA	7.29	7.29	0.92	12.84	0.00	0.00	0.00	0.00	22.26	266.81	19.45	266.81	0.00	0.36	1.12	22.76
KFFB	Kentucky First Federal Bancorp	MW	13.28	13.06	-0.17	-1.20	-0.17	-1.20	1.31	43.70	NM	55.11	7.32	56.19	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.23	12.23	0.62	5.23	0.00	0.00	0.00	0.00	16.97	85.13	10.41	85.13	0.00	0.72	5.58	47.37
PBFS	Pioneer Bancorp, Inc.	MA	15.64	0.00	0.80	5.42	0.00	0.00	0.00	0.00	17.92	98.26	0.00	103.25	0.00	0.00	0.00	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.11	8.93	0.33	3.80	0.34	3.97	0.00	0.00	21.77	80.90	7.37	82.64	20.75	0.00	0.00	NM
TFSL	TFS Financial Corporation	MW	11.24	11.19	0.48	4.18	0.48	4.18	0.21	190.76	46.29	190.72	0.00	191.70	46.29	1.13	8.72	403.57

Under Acquisition
HMNF	HMN Financial, Inc.	MW	9.91	9.91	0.46	4.32	0.00	0.00	0.00	353.98	21.48	103.43	10.25	103.43	0.00	0.40	1.56	30.25
TBNK	Territorial Bancorp Inc.	WE	11.51	11.51	0.00	-0.02	0.03	0.23	0.00	0.00	NM	32.72	3.76	32.72	141.71	0.04	0.43	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2013:	Quarter 1	14578.5	1569.2	3267.5	78.1	62.0
	Quarter 2	14909.6	1606.3	3404.3	84.9	65.0
	Quarter 3	15129.7	1681.6	3771.5	87.0	69.6
	Quarter 4	16576.7	1848.4	4176.6	96.3	79.1

2014:	Quarter 1	16457.7	1872.3	4199.0	101.0	79.8
	Quarter 2	16826.6	1960.2	4408.2	99.0	77.4
	Quarter 3	17042.9	1972.3	4493.4	100.1	72.6
	Quarter 4	17823.1	2058.9	4736.1	105.5	79.2

2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0

2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673..6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5

2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
As of August 2, 2024		39737.3	5346.6	16776.2	172.8	108.1

(1)	End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of August 2, 2024

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
Banking Indexes
S&P United States BMI Banks	172.83	8/2/2024	(7.89)	(4.36)
KBW Nasdaq Bank Index	106.36	8/2/2024	(4.80)	(4.32)
KBW Nasdaq Regional Bank Index	108.11	8/2/2024	(3.74)	(3.34)
S&P 500 Bank	395.30	8/2/2024	(19.19)	(4.63)
NASDAQ Bank	4,048.10	8/2/2024	(143.03)	(3.41)
S&P 500 Commercial Banks	564.75	8/2/2024	(27.42)	(4.63)
S&P 500 Diversified Banks	738.76	8/2/2024	(37.12)	(4.78)
S&P 500 Regional Banks	95.04	8/2/2024	(3.11)	(3.17)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	29,197.87	8/2/2024	(871.73)	(2.90)
S&P U.S. SmallCap Banks	231.24	8/2/2024	(8.20)	(3.43)
S&P U.S. MidCap Banks	532.00	8/2/2024	(18.01)	(3.27)
S&P U.S. LargeCap Banks	473.47	8/2/2024	(23.55)	(4.74)
S&P United States Between USD1 Billion and USD5 Billion Banks	699.85	8/2/2024	(23.39)	(3.23)
S&P United States Over USD5 Billion Banks	502.62	8/2/2024	(24.03)	(4.56)
S&P United States Between USD250 Million and USD1 Billion Banks	1,440.26	8/2/2024	(41.95)	(2.83)
S&P United States Under USD250 Million Banks	1,189.91	8/2/2024	(36.82)	(3.00)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	798.06	8/2/2024	(37.01)	(4.43)
S&P U.S. BMI Banks - Midwest Region	637.77	8/2/2024	(21.02)	(3.19)
S&P U.S. BMI Banks - New England Region	507.98	8/2/2024	(18.90)	(3.59)
S&P U.S. BMI Banks - Southeast Region	467.56	8/2/2024	(20.89)	(4.28)
S&P U.S. BMI Banks - Southwest Region	1,202.85	8/2/2024	(32.92)	(2.66)
S&P U.S. BMI Banks - Western Region	1,230.17	8/2/2024	(73.83)	(5.66)
Broad Market Indexes
DJIA	39,737.26	8/2/2024	(610.71)	(1.51)
S&P 500	5,346.56	8/2/2024	(100.12)	(1.84)
S&P 400 Mid Cap	2,948.01	8/2/2024	(85.04)	(2.80)
S&P 500 Financials	700.04	8/2/2024	(17.39)	(2.42)
MSCI US IMI Financials	2,484.53	8/2/2024	(67.09)	(2.63)
NASDAQ	16,776.16	8/2/2024	(417.98)	(2.43)
NASDAQ Finl	5,603.11	8/2/2024	(147.37)	(2.56)
NYSE	18,162.26	8/2/2024	(330.97)	(1.79)
Russell 1000	2,914.73	8/2/2024	(57.63)	(1.94)
Russell 2000	2,109.31	8/2/2024	(76.85)	(3.52)
Russell 3000	3,043.96	8/2/2024	(62.65)	(2.02)
S&P TSX Composite	22,227.63	8/2/2024	(495.58)	(2.18)

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available.  Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Louisiana Bank and Thrift Acquisitions 2019-Present

Exhibit IV-4

Louisiana Bank and Thrift Acquisitions 2019-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
04/30/2024	Pending	Texas Dow Employees CU	TX	Sabine State Bank and Trust Company	LA	1,310,465	9.25	9.22	2.73	29.22	0.27	305.92	0.0	0.000	0.00	0.00	0.00	0.00	0.00
08/04/2023	Pending	Eureka Investor Group, Inc.	MD	Eureka Homestead Bancorp, Inc.	LA	103,692	18.61	18.61	0.00	0.03	0.00	0.00	13.0	12.643	133.88	133.88	NM	13.82	0.00
09/20/2023	04/10/2024	Merchants & Marine Bancorp	MS	Mississippi River Bank	LA	127,710	13.56	13.56	2.79	23.22	0.00	0.00	0.0	0.000	0.00	0.00	0.00	0.00	0.00
07/31/2023	01/01/2024	Homeland Bancshares Inc.	LA	Peoples Bank	LA	87,763	13.60	13.60	0.93	6.89	1.71	49.37	0.0	0.000	0.00	0.00	0.00	0.00	0.00
02/23/2023	08/19/2023	Synergy Bancshares Inc.	LA	Peoples Bancshares of Pointe Coupee Parish, Inc.	LA	336,954	17.55	17.55	2.05	13.09	0.54	128.51	0.0	0.000	0.00	0.00	0.00	0.00	0.00
07/19/2022	04/01/2023	Homeland Bancshares Inc.	LA	Beauregard Bancshares, Inc.	LA	74,669	15.99	15.99	0.81	5.19	1.77	77.36	0.0	0.000	0.00	0.00	0.00	0.00	0.00
10/04/2022	02/01/2023	Home Fedl Bncp Inc. LA	LA	Northwest Bancshares Corporation	LA	79,444	15.83	15.83	0.97	6.03	0.55	382.07	10.2	128.160	181.93	181.93	13.75	14.42	7.61
09/29/2021	02/28/2022	BancPlus Corp.	MS	First Trust Corporation	LA	1,277,395	8.80	8.80	1.90	21.41	0.49	471.16	163.2	15.051	300.44	300.44	10.29	13.16	12.45
10/05/2020	05/07/2021	Axxess Partners Inc.	LA	Delta Bancshares of Louisiana, Inc.	LA	62,313	10.74	10.74	1.02	9.79	0.61	94.76	11.0	0.000	162.77	162.77	18.64	17.65	10.59
11/04/2019	07/01/2020	First Horizon National Corp.	TN	IBERIABANK Corporation	LA	31,734,598	13.50	9.80	1.39	10.42	0.80	64.53	3971.0	74.765	96.37	141.92	9.65	12.51	0.00
01/22/2020	05/01/2020	Bus. First Bancshares Inc.	LA	Pedestal Bancshares, Inc.	LA	1,243,545	12.96	12.01	1.80	14.23	0.54	278.18	209.4	47.979	141.61	155.78	12.32	16.84	9.36
08/05/2019	11/07/2019	First Guaranty Bancshares Inc.	LA	Union Bancshares, Incorporated	LA	261,371	10.77	10.77	1.28	12.85	1.78	47.12	43.4	1061.200	154.12	154.12	12.81	16.60	9.01
04/30/2019	09/20/2019	Hancock Whitney Corp.	MS	MidSouth Bancorp, Inc.	LA	1,745,335	12.67	10.40	-1.87	-13.92	1.41	103.66	217.2	12.983	120.44	159.70	0.00	12.45	5.86

				Average:		2,957,327	13.37	12.84	1.22	10.65	0.81	154.05			99.35	106.96	6.46	9.03	4.22
				Median:		261,371	13.50	12.01	1.28	10.42	0.55	94.76			120.44	141.92	4.83	12.51	0.00

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Mutual Savings and Loan Association

Director and Senior Management Summary Resumes

Exhibit IV-5
Mutual Savings and Loan Association
Director and Senior Management Summary Resumes

The following table sets forth certain information regarding our directors, all of whom also serve as directors of Mutual Savings and Loan Association. Ages are reflected as of June 30, 2024.

Name	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Michael L. Hurley	Chairman of the Board. President and Chief Executive Officer of Mutual Savings and Loan Association since 1984. Chairman of the Board since 1993. Mr. Michael Hurley brings his extensive knowledge of Mutual Savings and Loan Association, management experience and expertise in the banking industry to the Board. Age 76.	2025
John H. Andressen	Director. Currently retired. Previously, Manager of PJ’s Coffee of New Orleans from July 2015 to March 2023. Director since 1997. Mr. Andressen brings employee management expertise to the Board as a human resource manager for a local retail business. Age 64.	2026
Peyton B. Burkhalter	Director. Attorney with the Law Office of Peyton Burkhalter since October 1995 and General Contractor with DEPP Construction Company LLC, Mandeville, Louisiana since April 2003. Director since 2012. Mr. Burkhalter brings expertise as a practicing attorney and homebuilder in the local community to the Board. Age 55.	2026
Anita C. Cambre	Director. Joined Mutual Savings and Loan Association in May 2022 as Senior Accountant. Promoted to Vice President, Secretary and Chief Financial Officer of Mutual Savings and Loan Association in May 2023. Previously served as Controller and General Manager of CounterTop Factory, Kenner, Louisiana from October 2017 to May 2022. Director since 2023. Ms. Cambre brings management and financial expertise to the Board, as well as knowledge of Magnolia Bancorp’s internal audit function. Age 51.	2027
Robert M. Hurley	Director. Owner of Hurley Homes, LLC, a homebuilding company located in Covington, Louisiana. Director since 1996. Mr. Robert Hurley brings expertise in the local real estate market to the Board and serves as a member of the Audit Committee. Age 50.	2027
Jason L. Manson	Director. Vice President of Larry Loyd Construction Co., Inc., Abita Springs, Louisiana, since April 2016. Director since 2012. Mr. Manson brings knowledge of construction management to the Board as an officer in charge of civil construction management. Age 52.	2025

Exhibit IV-5 (continued)
Mutual Savings and Loan Association
Director and Senior Management Summary Resumes

Executive Officers and Other Senior Management of Magnolia Bancorp and Mutual Savings and Loan Association

The only executive officers of Magnolia Bancorp and Mutual Savings and Loan Association are Michael L. Hurley and Anita C. Cambre, whose positions, business experience and ages are set forth above.

In addition to our two executive officers, Kathleen M. LeJeune joined Mutual Savings and Loan Association in May 2023 as our Director of Compliance and Internal Audit. She previously served as the Chief Compliance Officer at St. Landry Homestead Federal Savings Bank (currently Catalyst Bank) from May 2000 through October 2020, where she was responsible for overseeing and managing regulatory compliance issues and ensuring compliance with laws, regulatory requirements, policies and procedures. In addition, as Chief Risk Officer at St. Landry Homestead from January 2010 through October 2020, she was also responsible for managing the risk management function, including identifying potential threats, assessing their likelihood and severity, and implementing measures to mitigate them. She is a Certified Community Bank Compliance Officer and has a degree from the University of Louisiana at Lafayette in finance. She was 67 years old as of June 30, 2024.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT IV-6

Mutual Savings and Loan Association

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
Mutual Savings and Loan Association
Pro Forma Regulatory Capital Ratios

	Mutual Savings and Loan Association Historical at		Mutual Savings and Loan Association Pro Forma at June 30, 2024 Based Upon the Sale in the Offering of:
	June 30, 2024		616,250 Shares		725,000 Shares		833,750 Shares		958,813 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$13,992	39.39%	$15,651	41.28%	$16,065	41.77%	$16,478	42.24%	$16,953	42.78%

Tier 1 leverage capital (2)(3)	$13,992	38.92%	$15,651	40.81%	$16,065	41.30%	$16,478	41.78%	$16,953	42.31%
Tier 1 leverage requirement	1,798	5.00	1,918	5.00	1,945	5.00	1,972	5.00	2,003	5.00
Excess	$12,194	33.92%	$13,733	35.81%	$14,120	36.30%	$14,506	36.78%	$14,950	37.31%

Tier 1 risk-based capital (2)(3)	$13,992	72.59%	$15,651	79.22%	$16,065	80.87%	$16,478	82.50%	$16,953	84.35%
Tier 1 risk-based requirement	1,542	8.00	1,580	8.00	1,589	8.00	1,598	8.00	1,608	8.00
Excess	$12,450	64.59%	$14,071	71.22%	$14,476	72.87%	$14,880	74.50%	$15,345	76.35%

Common equity tier 1 risk-based capital (2)(3)	$13,992	72.59%	$15,651	79.22%	$16,065	80.87%	$16,478	82.50%	$16,953	84.35%
Common equity tier 1 risk-based requirement	1,253	6.50	1,284	6.50	1,291	6.50	1,298	6.50	1,306	6.50
Excess	$12,739	66.09%	$14,367	72.72%	$14,774	74.37%	$15,180	76.00%	$15,647	77.85%

Total risk-based capital (2)(3)	$14,192	73.63%	$15,851	80.23%	$16,265	81.88%	$16,678	83.50%	$17,153	85.35%
Total risk-based requirement	1,928	10.00	1,976	10.00	1,986	10.00	1,997	10.00	2,010	10.00
Excess	$12,264	63.63%	$13,875	70.23%	$14,279	71.88%	$14,681	73.50%	$15,143	75.35%

Reconciliation of capital infused into Mutual Savings and Loan Association:
Net proceeds			$2,399		$2,943		$3,486		$4,112
Less: Common stock acquired by employee stock ownership plan			(493)		(580)		(667)		(767)
Less: Common stock to be acquired by recognition and retention plan			(247)		(290)		(334)		(384)
Pro forma increase			$1,659		$2,073		$2,485		$2,961

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the maximum of the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

Source: Magnolia Bancorp’s prospectus.

EXHIBIT IV-7

Mutual Savings and Loan Association
Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

Mutual Savings and Loan Association

Prices as of August 2, 2024

					Peer Group				Louisiana Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	302.79	x	16.63	x	11.87	x	17.27	x	17.27	x	16.65	x	12.84	x
Price-core earnings ratio (x)		P/Core	302.79	x	15.96	x	11.88	x	9.80	x	9.80	x	11.93	x	11.24	x
Price-book ratio (%)	=	P/B	38.14%		77.54%		76.49%		69.88%		69.88%		82.89%		76.14%
Price-tangible book ratio (%)	=	P/TB	38.14%		79.24%		78.93%		73.05%		73.05%		89.61%		78.93%
Price-assets ratio (%)	=	P/A	17.89%		11.87%		9.47%		12.13%		12.13%		10.08%		9.37%

Valuation Parameters

Pre-Conversion Earnings (Y)	$(2,000)	ESOP Stock Purchases (E)	8.00	% (5)
Pre-Conversion Earnings (CY)	$(2,000)	Cost of ESOP Borrowings (S)	0.00	% (4)
Pre-Conversion Book Value (B)	$13,992,000	ESOP Amortization (T)	30.00 years
Pre-Conv. Tang. Book Val. (TB)	$13,992,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$35,520,000	RRP Vesting (N)	5.00 years	(5)
Reinvestment Rate (2)(R)	4.33%	Foundation (F)	0.00%
Est. Conversion Expenses (3)(X)	18.83%	Tax Benefit (Z)	0
Tax Rate (TAX)	21.00%	Percentage Sold (PCT)	100.00%
Louisiana Shares/Franchise Tax	$12,000	Option (O1)	10.00	% (6)
		Estimated Option Value (O2)	52.20	% (6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	20.00	% (6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$7,250,000
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	$7,250,000
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$7,250,000
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$7,250,000
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$7,250,000
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	958,813	10.00	$9,588,130	0	958,813	$9,588,130
Maximum	833,750	10.00	8,337,500	0	833,750	8,337,500
Midpoint	725,000	10.00	7,250,000	0	725,000	7,250,000
Minimum	616,250	10.00	6,162,500	0	616,250	6,162,500

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 4.33 percent and a tax rate of 21.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 30 years and 5 years, respectively; amortization expenses tax effected at 21.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 52.20 percent of the exercise price, including a 5 year vesting with 20 percent of the options (granted to directors) tax effected at 21.0 percent.

EXHIBIT IV-8

Mutual Savings and Loan Association

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Minimum

1.	Pro Forma Market Capitalization	$6,162,500
	Less: Foundation Shares	-
2.	Offering Proceeds	$6,162,500
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$4,797,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$4,797,500
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	739,500
	Net Proceeds Reinvested	$4,058,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$138,812
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	12,982
	Less: Amortization of Options (4)	61,634
	Less: Recognition Plan Vesting (5)	38,947
	Net Earnings Impact	$13,248

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2024 (reported)	$(2,000)	$13,248	$11,248
	12 Months ended June 30, 2024 (core)	$(2,000)	$13,248	$11,248

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$13,992,000	$4,058,000	$0	$18,050,000
	June 30, 2024 (Tangible)	$13,992,000	$4,058,000	$0	$18,050,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$35,520,000	$4,058,000	$0	$39,578,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Midpoint

1.	Pro Forma Market Capitalization	$7,250,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$7,250,000
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$5,885,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$5,885,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	870,000
	Net Proceeds Reinvested	$5,015,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$171,548
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	15,273
	Less: Amortization of Options (4)	72,511
	Less: Recognition Plan Vesting (5)	45,820
	Net Earnings Impact	$25,944

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2024 (reported)	$(2,000)	$25,944	$23,944
	12 Months ended June 30, 2024 (core)	$(2,000)	$25,944	$23,944

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$13,992,000	$5,015,000	$0	$19,007,000
	June 30, 2024 (Tangible)	$13,992,000	$5,015,000	$0	$19,007,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$35,520,000	$5,015,000	$0	$40,535,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the  Maximum Value

1.	Pro Forma Market Capitalization	$8,337,500
	Less: Foundation Shares	-
2.	Offering Proceeds	$8,337,500
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$6,972,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$6,972,500
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,000,500
	Net Proceeds Reinvested	$5,972,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$204,284
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	17,564
	Less: Amortization of Options (4)	83,388
	Less: Recognition Plan Vesting (5)	52,693
	Net Earnings Impact	$38,639

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2024 (reported)	$(2,000)	$38,639	$36,639
	12 Months ended June 30, 2024 (core)	$(2,000)	$38,639	$36,639

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$13,992,000	$5,972,000	$0	$19,964,000
	June 30, 2024 (Tangible)	$13,992,000	$5,972,000	$0	$19,964,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$35,520,000	$5,972,000	$0	$41,492,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$9,588,130
	Less: Foundation Shares	-
2.	Offering Proceeds	$9,588,130
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$8,223,130

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$8,223,130
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,150,576
	Net Proceeds Reinvested	$7,072,554
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$241,931
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	20,199
	Less: Amortization of Options (4)	95,896
	Less: Recognition Plan Vesting (5)	60,597
	Net Earnings Impact	$53,239

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2024 (reported)	$(2,000)	$53,239	$51,239
	12 Months ended June 30, 2024 (core)	$(2,000)	$53,239	$51,239

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$13,992,000	$7,072,554	$0	$21,064,554
	June 30, 2024 (Tangible)	$13,992,000	$7,072,554	$0	$21,064,554

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2024	$35,520,000	$7,072,554	$0	$42,592,554

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (43)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (39)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (40)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com